                                                                               .
                                                                               .
                                                                               .

                                                                    EXHIBIT 10.7

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

        SOLICITATION/CONTRACT/ORDER FOR COMMERCIAL ITEMS                  1. REQUISITION NO.           PAGE 1 OF 72
         OFFEROR TO COMPLETE BLOCKS 12, 17, 23, 24 & 30

2. CONTRACT NO.       3. AWARD/EFFECTIVE 4. ORDER NO.                     5. SOLICITATION NO.          6. SOLICITATION ISSUE DATE
GS-00P-05-BSC-0364    DATE                                                GS-00P-05-BSC-0364           08-24-2005

7. FOR SOLICITATION   a. NAME Linda L.                                    b. TELEPHONE No. (No Collect 8. OFFER DUE DATE/LOCAL TIME
   INFORMATION CALL >         Collins                                     Calls)                       09-07-2005
                                                                          (202) 708-9881

9. ISSUED BY          CODE [ ]             10. THIS ACQUISITION IS        11. DELIVERY FOR FOB         12. DISCOUNT TERMS
                                           [X] UNRESTRICTED               DESTINATION UNLESS BLOCK IS
General Services                           [ ] SET ASIDE  % FOR           MARKED
Administration Energy                                                     [X] SEE SCHEDULE
Center of Expertise                            [ ] SMALL BUSINESS
(WPE) 301 7th Street,                                                     [ ] 13a. THIS CONTRACT IS A RATED ORDER
SW, Rooom 4004                                 [ ] SMALL DISADV. BUSINESS     UNDER DPAS (15 CFR 700)
Washington, DC 20407
                                               [ ] 8(A)                   13b. RATING

                                           SIC: 0781                      14. METHOD OF SOLICITATION

                                           SIZE STD: Not to Exceed            [ ] RFQ   [ ] IFB   [X] RFP
                                                     $6M

15. DELIVER TO        CODE [ ]             16. ADMINISTERED BY                                    CODE [ ]
See Block 9 Address                        See Block 9

17a. CONTRACTOR/      CODE [ ] FACULTY [ ] 18a. PAYMENT WILL BE MADE BY                           CODE [ ]
     OFFEROR                   CODE
World Energy                               See Section A of Contract.
Solutions
446 Main Street
Worcester, MA 01608

TELEPHONE NO.
508-459-8101

[ ] 17b. CHECK IF REMITTANCE IS DIFFERENT AND PUT       18b. SUBMIT INVOICES TO ADDRESSES SHOWN IN BLOCK 18a UNLESS BLOCK
         SUCH ADDRESS IN OFFER                               BELOW IS CHECKED   [X] SEE ADDENDUM

         19.                  20.              21.             22.                   23.                           24.
       ITEM NO.           SCHEDULE OF        QUANTITY         UNIT               UNIT PRICE                      AMOUNT
                       SUPPLIES/SERVICES

          1           See SUBMISSION
                      REQUIREMENTS
                      PRICING -
                      SECTION C.1

                      TOTAL

                         (Attach
                         Additional
                         Sheets as
                         Necessary)

25. ACCOUNTING AND APPROPRIATION DATA                                   26. TOTAL AWARD AMOUNT (For Govt. Use Only)

[X] 27a. SOLICITATION INCORPORATES BY REFERENCE FAR 52.212-1, 52.212.4. FAR 52.212-3 and 52.212-5 ARE ATTACHED.
    ADDENDA [X] ARE [ ] ARE NOT ATTACHED

[ ] 27b. CONTRACTOR/PURCHASE ORDER INCORPORATES BY REFERENCE FAR 52.212-4. FAR 52.212-5 IS ATTACHED. ADDENDA [ ] ARE
    [ ] ARE NOT ATTACHED

28. CONTRACTOR IS REQUIRED TO SIGN THIS DOCUMENT AND RETURN 3 COPIES TO 29. AWARD OF CONTRACT: REFERENCE ________ OFFER DATED
    ISSUING OFFICE. CONTRACTOR AGREES TO FURNISH AND DELIVER ALL ITEMS      ___________.  YOUR OFFER ON SOLICITATION (BLOCK 5),
[X] SET FORTH OR OTHERWISE IDENTIFIED ABOVE AND ON ANY ADDITIONAL       [ ] INCLUDING ANY ADDITIONS OR CHANGES WHICH ARE SET
    SHEETS SUBJECT TO THE TERMS AND CONDITIONS SPECIFIED HEREIN.            FORTH HEREIN, IS ACCEPTED AS TO ITEMS:


30a. SIGNATURE OF OFFEROR/CONTRACTOR                     31a. UNITED STATES OF AMERICA (SIGNATURE OF CONTRACTING OFFICER)


/s/ Richard Domaleski                                    /s/ Linda L. Collins
--------------------------------------                   -----------------------------------------

30b. NAME AND TITLE OF SIGNER (TYPE OR   30c. Date       31b. NAME OF CONTRACTING OFFICER (TYPE OR   31c. DATE SIGNED
PRINT)                                   Signed          PRINT) Linda L. Collins                     09/28/2005
Richard Domaleski, CEO                   9/7/05

32a. QUANTITY IN COLUMN 21 HAS BEEN                      33. SHIP       34. VOUCHER NUMBER           35. AMOUNT VERIFIED
                                                         NUMBER                                      CORRECT FOR

[ ] RECEIVED [ ] INSPECTED [ ] ACCEPTED AND CONFORMS TO  [ ] PARTIAL
                               THE CONTRACT, EXCEPT AS
                               NOTED

32b. SIGNATURE OF AUTHORIZED GOVT        32c. DATE       36. PAYMENT                                 37. CHECK NUMBER
REPRESENTATIVE
                                                         [ ] COMPLETE   [ ] PARTIAL [ ]

41a. I CERTIFY THIS ACCOUNT IS CORRECT AND PROPER FOR    38. S/R        39. S/R VOUCHER NO.          40. PAID BY
PAYMENT                                                  ACCOUNT NO.

41b. SIGNATURE AND TITLE OF CERTIFYING   41c. DATE       42a. RECEIVED BY (Print)
OFFICER
                                                         42b RECEIVED AT (Location)

                                                         42c. DATE      42d. TOTAL CONTAINERS
                                                         REC'D
                                                         (YY/MM/DD)

AUTHORIZED FOR LOCAL REPRODUCTION                   SEE REVERSE FOR OMB CONTROL                           STANDARD FORM 1449(10-95)

BLOCK 10. The Small Business Size Standard for this procurement is energy consulting with a not to exceed annual revenue of $6,000,000 under NAICS code is 541690. Any Energy Consultant with sales exceeding this standard for three continuous calendar years is considered a large business for the purposes of this procurement.

NOTE: ALL QUESTIONS MUST BE SUBMITTED IN WRITING AND CAN BE SENT VIA: ELECTRONIC
     MAIL AT LINDAL.COLLINS@GSA.GOV

SECTION A: SCOPE OF WORK

A.1  GENERAL

Energy is an extremely complex commodity for Government entities to procure, especially considering today's volatile energy market and the recent financial problems of a number of once credit-worthy energy service providers. It is the desire of the U.S. Federal Government to secure the best value for energy supply and the transportation/transmission of such energy supply to Federal facilities. The U.S. General Services Administration (GSA), Public Buildings Service, Office of Applied Science, Energy Center of Expertise (ECOE), procures energy on behalf of Federal facilities nationwide and is issuing this Request for Proposal (RFP) for qualified contractors to provide supply-side energy procurement and management services. Therefore GSA is requesting proposals for the provision of performance-based supply-side energy management services, which include but are not limited to: performance of real-time, online reverse energy auctions, energy acquisition services and energy consultant services. The successful offeror (i.e. Contractor) will provide the full requirements for a term of five (5) years from date of award. The offeror must possess a combination of energy consultant skills and the technology to perform real-time, online reverse energy auctions all on a no upfront cost basis (performance based).

A.2  OVERVIEW

This Scope of Services defines the minimum requirements for the contractor to provide complete Energy Supply Acquisition Management Services. GSA reserves the right to negotiate additional tasks with the awarded contractor. The contractor will assist in the development and execution of the Request for Proposal (RFP) for all existing Federal facilities accounts and additional eligible Federal facilities which choose to participate. The pricing component of the RFP will be conducted via an on-line, real-time reverse auction. The contractor will be required to assist GSA in analyzing rates and tariffs for accounts to develop a comprehensive energy procurement strategy, and will help implement a total supply-side management solution for all accounts contained in the final energy aggregation.

A.3  DETAILED SCOPE OF SERVICES

     PROCUREMENT /CONSULTANT SERVICES

     Provide Market Expertise, information and recommendations throughout the process.

     Conduct a survey of active and licensed suppliers as registered in the applicable utilities in order to determine the best market strategies, which will result in the most competitive bids and maximized savings for the ECOE.

     Define data requirements, identify sources of data, and create a central data repository of all relevant account information. As needed, the ECOE will assist the Consultant with this task in providing authorizations to collect account numbers and available historical data from the servicing utility and/or current competitive suppliers. The Contractor will be responsible for pulling utility quality data for all accounts included in the procurement directly from the utility and all costs associated.

     Meet with selected ECOE points of contacts (POCs) and potential participants to answer questions, market the aggregation, explain the procurement process, and discuss market conditions.

     Create an RFP that requires bidders to provide the lowest bid prices available in the market that conform to the ECOE's specific RFP supply pricing types and service terms sought.

     Work with ECOE to advertise the procurement, contact registered suppliers for the applicable utilities to inform them of the procurement, and register prospective bidders. At the ECOE's direction, the Consultant will register prospective bidders as users of the reverse auction platform and answer any questions regarding use of the software system.

     Establish a pre-qualification process for potential energy suppliers. The Consultant will work with the ECOE to develop sound financial and technical qualifications that suppliers must meet in order to bid. These qualifications will include, but are not limited to: viability to meet the terms and conditions of ECOE contracts, proof of appropriate licenses and transport agreements, adherence to switching rules and enrollment processes, and ability to meet minimum load requirements for competitive supply.

     Provide the technology and facilities to host bidder's conferences between potential suppliers, the ECOE, and the Consultant. In addition, the Consultant will perform coordination of pre-bid teleconferencing and/or meetings as necessary to ensure registered bidders understand the procurement process. In addition to facilitating bidder's conference(s), the Consultant will provide questions and answers from the meeting to the ECOE. After ECOE's review, questions and answers will be posted for all potential bidders to access through the customized website described below.

     The Consultant will create a customized website for each ECOE procurement which will serve as a centralized site for all parties to access data and be notified of updates. In addition to posting questions and answers from bidder's conferences, the Consultant will also post: rules for the use of the procurement platform, historical usage data/demand data in downloadable excel files, rules, contract terms and conditions, and other important data. This customized web site will be accessible to both ECOE and qualified suppliers.

     Assist ECOE, as requested, to determine the best contract structure for each bidding event within the procurements and provide recommendations for RFP language changes. This will be done through an analysis of the prior twelve-month's generation/ancillary pricing for the accounts (assuming this information is available). The Consultant will provide information regarding the best time to hold the procurement based on the ECOE's specified timelines for each procurement.

     Assist the ECOE in procuring energy supply from renewable sources and in certifying any renewable energy credits resulting from energy supply contract awards as well as other Government projects.

     Review the final RFP to ensure that it meets both ECOE and supplier requirements.

     Create pricing scenarios and forecasts from data provided by ECOE, other customers, servicing utilities, and market data which may serve as the baseline against which bid prices are compared. To ensure the most accurate calculations, Contractors will be required to build a price to beat for every account included in the procurement vs. simply analyzing price to beats at the utility rate / tariff level.

     Assist ECOE with reaching pricing decisions that adhere to cost savings goals regarding price risk avoidance, maximized savings, renewable energy, and any additional objectives that ECOE deems appropriate.

     ENERGY REVERSE AUCTION SERVICES

     Working with the ECOE, the Consultant will notify suppliers of the specific auction schedule including RFP numbers and times, conduct the auction, and perform other necessary administrative duties associated with the auction.

     Monitor the auction and maintain an audit trail of all supplier communications, bid prices, bid times, and results which will be provided to ECOE in paper format post-auction. Additionally, the lowest bid price submitted will be clearly identified.

     The Consultant will assist ECOE in making a determination of which bid is the "best bid" and whether accepting bid prices are in the ECOE's best interests, if requested.

     The Consultant will not bind and will not act or represent itself to perform in the capacity of the ECOE or the Contracting Officer at any time during the procurement process unless specifically authorized to do so by the ECOE.

     The Consultant will perform up to two additional procurements for the same account set if pricing received through the original auction is not reflective of competitive market pricing at that point in time or if ECOE determines that more advantageous pricing can be achieved at a later date.

     CONTRACT MANAGEMENT SERVICES

     The Consultant will work with awarded supplier to ensure account transition is completed in a timely and accurate manner, and will resolve any issues that arise after the contract is awarded.

     The Consultant will store contracts and accounts on a password-protected on-line database that the ECOE and its clients can access over the web, and monthly will update each account with actual usage as the account consumes power over the life of the contract.

     The Consultant will provide quarterly market updates and potential for additional savings as requested by the ECOE.

A.4  KEY PERSONNEL

The Consultant will make available the necessary key personnel during the duration of the program to ensure its smooth planning, implementation, and execution.

A.5  AVAILABILITY

The Consultant will conduct teleconferencing and travel as necessary to execute required planning and performance of this Scope of Services.

A.6  SCHEDULE

A detailed schedule will be agreed upon by ECOE and the Consultant prior to each auction. The ECOE will actively work with the Consultant throughout the project from a time, personnel, and resource standpoint.

A.7  PROTECTION OF CONTRACT INFORMATION

The Government will take the necessary and usual steps to maintain the confidentiality of information submitted by Offerors prior to award of this contract for energy reverse auction and support services.

A.8  PAYMENT AND BILLING

All work will be performed on a no upfront cost basis. The Contractor will be reimbursed by winning suppliers at a rate per dth or per kWh over the life of the contract for all accounts awarded as a result of services provided. Fees paid will be based on the amount of actual or historical dth/kWh used. The Government will include payment and reporting terms between energy suppliers and the Contractor in the Government's supply RFP.

Contractors are advised that GSA is under no obligation to accept pricing received through each auction and may elect not to award supply contracts if they are deemed not to be in the best interest of the Government. GSA has the sole authority to make this decision and may elect to award all, some, or none of the prices submitted through the auction. If GSA decides not to award supply contracts for some or all accounts, the Consultant will receive no compensation for services provided. Contractors will only be responsible for providing contract management services to accounts for which energy supply service is awarded.

A.9  ANTI-DEFICIENCY

In accordance with the Anti-Deficiency Act (31 U.S.C. 1341(a)(1)), nothing contained herein shall be construed as binding the Government to expend, in any one fiscal year, any sum in excess of the appropriation made by Congress for that fiscal year in furtherance of the subject matter of the contract or to involve the Government in an obligation for the future expenditure of moneys before an appropriation is made.

A.10 AUTHORIZED USERS

This contract is for the use of the GSA, Public Buildings Service, Office of Applied Science, Energy Center of Expertise ONLY.

A.11 CONTRACT TERMINATION

At any time following contract execution or during the term of this contract, the Government may terminate this contract.

A.12 TAXES

     (a) (1) After-imposed Federal, State, and local tax, as used in this paragraph, means any new or increased Federal, State, and local tax or duty, or tax that was exempted or excluded on the contract date but whose exemption was later revoked or reduced during the contract period, on the transactions or property covered by this contract that the Contractor is required to pay or bear as the result of legislative, judicial, or administrative action taking effect after the contract date. It does not include social security tax or other employment taxes.

          (2) After-relieved Federal, State, and local tax, as used in this paragraph, means any amount of Federal, State, and local tax or duty, except social security or other employment taxes, that would otherwise have been payable on the transactions or property covered by this contract, but that the Contractor is not required to pay or bear, or for which the Contractor obtains a refund or drawback, as the result of legislative, judicial, or administrative action taking effect after the contract date.

     (b) The contract price shall be increased by the amount of any after-imposed Federal, State, and local tax, provided the Contractor warrants in writing that no amount for such newly imposed Federal, State, and local tax or duty or rate increase was included in the contract price, as a contingency reserve or otherwise.

     (c) The contract price shall be decreased by the amount of any after-relieved Federal, State, and local tax.

     (d) Any increases or decreases in the contract price as a result of paragraphs (b) and (c) next above shall be accomplished by a bilateral contract modification.

A.13 CHANGE OF REGULATION

     (a) (1) After-imposed Federal, State, and local regulation, as used in this paragraph, means any new Federal, State, and/or local regulation that was exempted or non-existent on the contract date but whose exemption/addition was later revoked/added during the contract period, on the transactions covered by this contract that the Contractor is required to pay or bear as the result of legislative, judicial, regulatory or administrative action taking effect after the contract date.

          (2) After-relieved Federal, State, and local regulation, as used in this paragraph, means any Federal, State, and/or local regulation that previously resulted in payments on the transactions or property covered by this contract, but that the Contractor is no longer required to pay or bear, or for which the Contractor obtains a refund or reduction, as the result of legislative, judicial, regulatory or administrative action taking effect after the contract date.

     (b) The contract price shall be increased by the amount of any after-imposed Federal, State, and local regulation, provided the Contractor warrants in writing that no amount for such newly imposed Federal, State, and local regulation or rate increase was included in the contract price, as a contingency reserve or otherwise.

     (c) The contract price shall be decreased by the amount of any after-relieved Federal, State, and local regulation.

     (d) Any increases or decreases in the contract price as a result of paragraphs (b) and (c) next above shall be accomplished by a bilateral contract modification.

                             WORLD ENERGY SOLUTIONS

COMPLIANCE MATRIX

RFP SECTION                      REQUIREMENT                                                                               REFERENCE
-----------                      -----------                                                                               ---------
A.2 Overview                     The contractor will assist in the development and execution of the Request for Proposal     5.1.1
                                 (RFP) for all existing Federal facilities accounts and additional eligible Federal facilities which choose to participate. The contractor will be required to assist GSA in analyzing rates and tariffs for accounts to develop a comprehensive energy procurement strategy, and will help implement a total supply-side management solution for all accounts contained in the final energy aggregation.

A.3 Detailed Scope of Services   Provide Market Expertise, information and recommendations throughout the process.           5.1.1

A.3 Detailed Scope of Services   Conduct a survey of active and licensed suppliers as registered in the applicable           5.1.1
                                 utilities in order to determine the best market strategies, which will result in the most competitive bids and maximized savings for the ECOE.

A.3 Detailed Scope of Services   Define data requirements, identify sources of data, and create a central data               5.1.1
                                 repository of all relevant account information. As needed, the ECOE will assist the
                                 Consultant with this task in providing authorizations to collect account numbers and available historical data from the servicing utility and/or current competitive suppliers. The Contractor will be responsible for pulling utility quality data for all accounts included in the procurement directly from the utility and all costs associated.

A.3 Detailed Scope of Services   Meet with selected ECOC points of contacts (POCs) and potential participants to answer      5.1.1
                                 questions, market the aggregation, explain the procurement process, and discuss market conditions.

A.3 Detailed Scope of Services   Create an RFP that requires bidders to provide the lowest bid prices available in the       5.1.1
                                 market that conform to ECOC's specific RFP supply pricing types and service terms sought.

A.3 Detailed Scope of Services   Work with ECOE to advertise the procurement, contact registered suppliers for the           5.1.1
                                 applicable utilities to inform them of the procurement, and register prospective bidders. At the ECOE's direction, the Consultant will register prospective bidders as users of the reverse auction platform and answer any questions regarding use of the software system.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

RFP SECTION                      REQUIREMENT                                                                               REFERENCE
-----------                      -----------                                                                               ---------
A.3 Detailed Scope of Services   Establish a pre-qualification process for potential energy suppliers. The Consultant        5.1.1
                                 will work with the ECOE to develop sound financial and technical qualifications that suppliers must meet in order to bid. These qualifications will include, but are not limited to: viability to meet the terms and conditions of ECOE contracts, proof of appropriate licenses and transport agreements, adherence to switching rules and enrollment processes, and ability to meet minimum load requirements for competitive supply.

A.3 Detailed Scope of Services   Provide technology and facilities to host bidder's conferences between potential            5.1.1
                                 suppliers, the ECOE, and the Consultant. In addition, the Consultant will perform coordination of pre-bid teleconferencing and/or meetings as necessary to ensure registered bidders understand the procurement process. In addition to facilitating bidder's conference(s), the Consultant will provide questions and answers from the meeting to the ECOE. After ECOE's review, questions and answers will be posted for all potential bidders to access through the customized website described below.

A.3 Detailed Scope of Services   The Consultant will create a customized website for each ECOE procurement, which will       5.1.1
                                 serve as a centralized site for all parties' to access data and be notified of any updates. In addition to posting questions and answers from bidder's conferences, the
                                 Consultant will also post: rules for the use of the procurement platform, historical usage data/demand data in downloadable excel files, rules, contract terms and conditions, and other important data. This customized web site will be accessible to both ECOE and qualified suppliers.

A.3 Detailed Scope of Services   Assist ECOE, as requested, to determine the best contract structure for each bidding        5.1.1
                                 event within the procurements and provide recommendations for RFP language changes.
                                 This will be done through an analysis of the prior twelve-month's generation/ancillary pricing for the accounts (assuming this information is available). The Consultant will provide information regarding the best time to hold the procurement based on the ECOE's specified timelines for each procurement.

A.3 Detailed Scope of Services   Assist the ECOE in procuring energy supply from renewable sources and in certifying any     5.1.1
                                 renewable energy credits resulting from energy supply contract awards as well as other
                                 Government projects.

A.3 Detailed Scope of Services   Review the final RFP to ensure that it meets both ECOE and supplier requirements.           5.1.1

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

RFP SECTION                      REQUIREMENT                                                                               REFERENCE
-----------                      -----------                                                                               ---------
A.3 Detailed Scope of Services   Create pricing scenarios and forecasts from data provided by ECOE, other customers,         5.1.1
                                 servicing utilities, and market data which may serve as the baseline against which bid prices are compared. To ensure the most accurate calculations, Contractors will be required to build a price to beat for every account included in the procurement vs.
                                 simply analyzing price to beats at the utility rate / tariff level.

A.3 Detailed Scope of Services   Assist ECOE with reaching pricing decisions that adhere to cost savings goals regarding     5.1.1
                                 price risk avoidance, maximized savings, renewable energy, and any additional objectives that ECOE deems appropriate.

A.3 Detailed Scope of Services   Working with the ECOE, the Consultant will notify suppliers of the specific auction         5.1.1
                                 schedule including RFP numbers and times, conduct the auction, and perform other necessary administrative duties associated with the auction.

A.3 Detailed Scope of Services   Monitor the auction and maintain an audit trail of all supplier communications, bid         5.1.2
                                 prices, bid times, and results which will be provided to ECOE in paper format post-auction. Additionally, the lowest bid price submitted will be clearly identified.

A.3 Detailed Scope of Services   The Consultant will assist ECOE in making a determination of which bid is the "best         5.1.2
                                 bid" and whether accepting bid prices are in the ECOE's best interests, if requested.

A.3 Detailed Scope of Services   The Consultant will not bind and will not act or represent itself to perform in the         5.1.2
                                 capacity of the ECOE or the Contracting Officer at any time during the procurement process unless specifically authorized to do so by the ECOE.

A.3 Detailed Scope of Services   The Consultant will perform up to two additional procurements for the same account set      5.1.2
                                 if pricing received through the original auction is not reflective of competitive market pricing at that point in time or if ECOE determines that more advantageous pricing can be achieved at a later date.

A.3 Detailed Scope of Services   The Consultant will work with awarded supplier to ensure account transition is              5.1.3
                                 completed in a timely and accurate manner, and will resolve any issues that arise after the contract is awarded.

A.3 Detailed Scope of Services   The Consultant will store contracts and accounts on a password-protected on-line            5.1.3
                                 database that the ECOE and its clients can access over the web, and monthly will update each account with actual usage as the account consumes power over the life of the contract.

A.3 Detailed Scope of Services   The Consultant will provide quarterly market updates and potential for additional            5.13
                                 savings as requested by the ECOE.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

RFP SECTION                      REQUIREMENT                                                                               REFERENCE
-----------                      -----------                                                                               ---------
C.1 Evidence of Technical        The Consultant must be willing to accept all risk in the form of no upfront payment.         4.1
Qualifications                   There will be no upfront costs to the Government and, if in the best interest of the
                                 ECOE, a supply contract is not executed as a result of the Offeror's services, the ECOE will be under no obligation to compensate the Consultant for services rendered. Provide a statement certifying acknowledgement of these requirements.

C.1 Evidence of Technical        The Consultant must be "supplier neutral" with no ownership ties, partnerships, or           4.2
Qualifications                   other business relationship with any specific supplier that would reasonably be considered a conflict of interest. Provide a statement certifying this fact.

C.1 Evidence of Technical        The Consultant must have conducted an electricity or natural gas auction for at least        4.3
Qualifications                   one Federal, State or Local government client which resulted in energy supply contract awards serving at least 500 accounts. Provide evidence of this procurement.

C.1 Evidence of Technical        The Consultant must have conducted auctions that resulted in at least 100M kWh of            4.4
Qualifications                   renewable power supply awards during the past three years. Provide evidence of these procurements and that the volumes of renewable power procured total or exceed 100M kWh.

C.1 Evidence of Technical        The Consultant must have an information technology platform which can execute                4.5
Qualifications                   real-time, online reverse energy auctions and have conducted multiple auctions in the last three years. Preference is for firms who focus solely on energy auctions, with a primary concentration in electricity and natural gas. Provide a description of the platform used, how it allows for real-time bids and evidence that the offeror has conduced successful energy auctions for at least three years.

C.1 Evidence of Technical        Provide evidence that the energy auction platform used provides an automatic audit           4.6
Qualifications                   trail of time stamped bids and bidder information for each company participating in the auction. Provide verification of this fact.

C.1 Evidence of Technical        Provide evidence that the auction platform proposed is protected from products that          4.7
Qualifications                   would prevent authorized bidders from submitting a price and that reasonable security measures have been applied and that a process of continuous monitoring for malicious code is in place and functioning. Also provide evidence that all session data transmitted between web client and web server should be encrypted using industry standard Secure Sockets Layer (SSL) technology with a minimum 128 bit encryption.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

RFP SECTION                      REQUIREMENT                                                                               REFERENCE
-----------                      -----------                                                                               ---------
C.1 Evidence of Technical        Provide evidence that the energy auction platform has successfully been used to solicit      4.8
Qualifications                   bids for pricing products other than firm fixed price and index price bids. The
                                 Government anticipates that it may request bids on pricing products such as demand-response pricing, component based pricing, and baseload plus index pricing.

C.1 Evidence of Technical        Provide a complete listing of clients, for the last two years, for whom you have             4.9
Qualifications                   conducted real-time, online reverse energy auctions for electricity and natural gas.
                                 Please include the date each auction was conducted.

C.1 Evidence of Technical        Provide evidence that in the past three years, at least 6 billion kWh of electricity         4.10
Qualifications                   supply and 20M dths of natural gas supply has been awarded through the Consultant's auction platform to a minimum of ten suppliers in each commodity type. Additionally, the Offeror must show evidence that a minimum of at least 100 energy suppliers are registered on the platform.

C.1 Evidence of Technical        Provide three (3) specific examples which demonstrate your experience in providing           4.11
Qualifications                   supply-side energy consulting services to Local, State or Federal clients and information on how successful the resulting auction was.

C.1 Evidence of Technical        Provide a profile of the firm's operations which includes: the number of years the           4.12
Qualifications                   company has been in business; number of full-time employees; and location of the office from which this contract will be managed.

C.1 Evidence of Technical        Provide two specific examples which demonstrate your company's ability to market and         4.13
Qualifications                   effectively increase the size of an energy aggregation for clients. One example should be representative of a Local, State and/or Federal entity.

C.1 Evidence of Technical        Offerors must provide a minimum of six (6) references, three (3) of which are different      4.14
Qualifications                   Local, State or Federal agencies which demonstrate the offeror's ability to conduct real-time, online reverse energy auctions on behalf of clients with accounts in multiple utilities and or rate classes.

C.1 Evidence of Technical        Offerors shall provide information indicating financial strength and reliability.            4.15
Qualifications                   Bidders may also provide such other financial assurances as may serve to assure ECOE that, if awarded a contract, the bidder would be able to meet its obligations. This information should be provided in the form of a narrative.

C.1 Evidence of Technical        Provide information describing the number of utilities and states client accounts have       4.16
Qualifications                   been served in based on energy supply contract awards through the Consultants real-time, online reverse energy auction.

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                                       vii

                             WORLD ENERGY SOLUTIONS

RFP SECTION                      REQUIREMENT                                                                               REFERENCE
-----------                      -----------                                                                               ---------
C.1 Evidence of Technical        Provide an example of the Offeror's price to beat analysis calculated at the individual      4.17
Qualifications                   account level for a past procurement that included at least 100 accounts.

C.1 Evidence of Technical        Provide examples of awards Local, State or Federal clients have won as a result of the       4.18
Qualifications                   Consultant's service.

C.3 Submission of Proposals      FAR 212-3 Offeror's Representations and Certifications - Commercial Items (JAN 2001)          6

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                                      viii

                             WORLD ENERGY SOLUTIONS

1    UNDERSTANDING THE PROBLEM

Restructuring of energy industries (electric and natural gas) through regulatory reform at the Federal and State levels has been an ongoing process over the past 25 years. These reforms, aimed at evolving the industries from regulated to competitive market structures, are intended to improve energy and economic efficiency. Today, the natural gas industry is highly competitive with pipeline companies operating as open providers of gas transportation services and many customers having full retail access to the deregulated market.

                 (UNITED STATES ELECTRICITY RESTRUCTURING MAP)

                FIGURE 1: UNITED STATES ELECTRICITY RESTRUCTURING

                                     LEGEND

States in or through the transition period for restructuring and are currently implementing or have implemented a competitive electric utility market for investor-owned utilities.

States continuing to study and/or monitor restructuring investor-owned utilities, but are not currently pursuing further action.

States that have completed studies on restructuring investor-owned utilities but have decided not to pursue further action at this time.

States have passed legislation suspending the restructuring process.

States have passed legislation delaying the restructuring process.

States have passed legislation repealing the restructuring process.

Restructuring of the electric industry, on the other hand, has been less consistent nation-wide, and differences exist on a state-by-state and even region-by-region basis (see Figure 1). As of 2004, 18 states and the District of Columbia have either enacted legislation or issued a regulatory order to implement retail access. Retail access allows customers to choose their own electricity supplier; however, each state's retail access schedule varies according to the legislative mandates or regulatory orders in place. Additionally, regional markets within each state also have their own rules and requirements regarding deregulation. The one constant in the energy market is that the local distribution companies (LDCs) continue to provide transmission and distribution (delivery of energy) services to end users. The map presented here shows each state's restructuring progress.(1) Blue states are active in the restructuring process. Some or all customers residing in these states have the ability to choose between different providers for their electrical energy needs and achieve cost avoidance savings which were previously unattainable.

As the figure demonstrates, the state-by-state nature of deregulation and the attendant proliferation of rules and terms, and the volatility of energy prices, opportunities to achieve cost avoidance savings, risk mitigation, and budget certainty can be difficult to realize. For organizations with many facilities in disparate geographies, realizing and maximizing the

----------
(1) This map and additional information regarding restructuring at the state level is located at http://pnnl-utilityrestructuring.pnl.gov/Electric/electric.htm.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

benefits of deregulation requires both energy market and procurement expertise and new ways of doing business. The General Services Administration's (GSA) Energy Center of Expertise (ECOE) recognizes this and has issued this Request for Proposals (RFP).

World Energy Solutions, Inc. (WE) is partnered with Science Applications International Corporation (SAIC) to provide Energy Supply Acquisition Management Services using an innovative, real time, reverse auction and supply management platform. This approach leverages competition in deregulated marketplaces to provide customers with contracts at rates below those offered by the customer's local service provider (e.g., local distribution company), thereby reducing operating expenses, eliminating upside cost risk associated with increasing energy prices, and creating budget certainty.

The Team's processes and technology are based on the lessons learned of procuring over $1 billion in energy commodities for various Fortune 500(TM) and government clients. We have nearly five years of experience working together providing government agencies with a transparent and auditable process to procure energy. Our Team has demonstrated results performing complex government energy procurements that include multiple agencies, accounts, and utilities all on short timelines and our national presence results in maximum supplier participation.

Government agencies have awarded over $677 million in supply contracts through the Team's services all under the same payment and performance terms as are being requested in this RFP. Our relationship with customers does not end with the procurement. We continue to provide value added support and access to proprietary platform tools such as updated market reports, a customized contract management system, and updated account usage information throughout the life of the commodity contract awarded. Our payment is tied to meeting defined objectives upfront, and our ongoing success is tied to customer satisfaction. We have an extensive track record of working with clients at no additional cost to assist in resolving any supplier contract performance issues that arise during the supply contract term.

The following table summarizes the key features and benefits provided by the Team.

         FEATURE                              BENEFIT
         -------                              -------
Team experience             Market leadership and demonstrated results minimizes
                            contract performance risk for ECOE.


National market expertise   Actionable market strategy designed to maximize cost
                            avoidance savings opportunities

Proven process              Results for ECOE in terms of participation and cost
                            avoidance savings at minimal contract performance
                            risk

Energy specific platform    End-to-end energy supply acquisition management
                            service solution with pricing flexibility/options
                            allowing customers to trade-off difference contract
                            options (e.g., pricing, renewable energy)

Team independence           Supplier neutrality provides an even playing field,
                            more competition, and better prices

Supplier relationships      Maximum supplier participation, more competition and
                            better prices

Benchmarking process and    Quick and knowledgeable decisions reduce unnecessary
data                        risk premiums

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

         FEATURE                              BENEFIT
         -------                              -------
Ability to incorporate      Renewable power at lower or no cost premiums
renewable power
requirements

Extent and breadth of       Better contract terms and conditions (Ts&Cs) protect
experience                  customers, yet are acceptable to suppliers

Marketing approach and      Maximum participation, more supplier interest, more
ability to add accounts     competition, and better prices

Full documentation          Transparent and auditable process

              FIGURE 2: FEATURES AND BENEFITS PROVIDED BY THE TEAM

The following bullets provide additional detail on these benefits in terms of how they are generated and what it means for ECOE.

- TEAM EXPERIENCE - The Team is led by WE, the national leader in e-procurements for energy with over 65% market share and is ranked #1 in on-line energy procurement by the Meta Group (May 2002). The Team has unmatched energy procurement experience and has facilitated $677 million in government contract awards serving over 3,000 accounts in 27 states. Customers include the Maryland Department of General Services (MDGS), the District of Columbia (DC) Office of Contracting and Procurement (OCP), the General Services Administration (GSA), and the Department of Homeland Security (DHS). Additionally, the Team can provide expertise across all energy commodities. Our track record of performance makes this Team a minimal risk solution for the ECOE.

- NATIONAL MARKET EXPERIENCE - The Team has a proven track record of successful competitive procurements in 27 states. The Team understands both the national and state markets and will use this knowledge to develop actionable market strategies that will help the ECOE achieve its goals.

- PROVEN PROCESS - The Team employs a standard, proven end-to-end process for all procurements. This process has been continuously refined based on lessons learned and customer feedback. This process includes developing actionable procurement strategies based on the latest market information as well as pricing data from the supply management platform. The Team identifies and markets the procurement opportunity to eligible entities to maximize participation. A standard part of the process is a comprehensive review of the solicitation to identify areas for improvement in terms of clarity and risk. Additionally, the Team's relationship with suppliers ensures that participation in the auction is high thereby creating competition. Finally the Team's benchmarking process and data provides customers with the analysis and information to make quick but informed decisions. The entire process is transparent and auditable and a low risk solution for ECOE.

- ENERGY SPECIFIC PLATFORM - The Team utilizes a comprehensive supply-side energy management platform that provides customers with an end-to-end solution. Customers also have unlimited access to contract information, monthly account usage, and all pricing data associated with their procurements. The platform is on-line and energy specific and contains a reverse auction component. The platform allows auctions to be run with multiple pricing (e.g., fixed, index, demand-response, component based) and term (e.g., one, two, or three years) options as well as including renewable power requirements.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

- TEAM INDEPENDENCE - The Team is "supplier neutral" and has no specific affiliations or ties to any energy supplier or utility. This creates a fair and auditable process, providing information to defend and explain decisions. It also enhances competition and that lowers prices.

- SUPPLIER RELATIONSHIPS - The Team has extensive supplier relationships which can be leveraged to maximize participation, leading to more competition and better prices. To date over 30 suppliers have been awarded energy supply contracts by our government clients serving accounts in 27 states and more than 60 utilities.

- BENCHMARKING PROCESSES AND DATA - The Team is active in the energy markets on a daily basis and has collected a significant amount of pricing data from previous auctions. In addition, the Team has market analysis reports available for customers to guide timing decisions. This data and information facilitates decision making allowing customers to make quick and knowledgeable decisions which reduce unnecessary risk premiums

- ABILITY TO INCORPORATE GREEN POWER REQUIREMENTS - Government clients have awarded over 377 million kilowatt hours (kWhs) of renewable power (including up to 100% wind power) serving accounts in five states through our procurement platform. For MDGS, the Team was able to procure 100 million kWh of environmentally friendly green power at no cost premium.

- EXTENT AND BREADTH OF EXPERIENCE - The Team has either written or assisted government clients in writing over 20 federal, state, and local supply solicitations, each tailored to meet the individual requirements and market challenges the client agency faced. We bring this experience to every engagement to provide our customers with better contracts that protect them, yet are acceptable to suppliers.

- MARKETING APPROACH AND ABILITY TO ADD ACCOUNTS - The Team has performed all government work to date under the same payment terms as ECOE is requesting in this RFP. Our experience, coupled with the fact that no budget is needed to pay for consultant support upfront, has allowed us to spend a great deal of time with eligible and participating agencies to gather requirements and perform individual needs assessments which are incorporated into the final supply solicitation. This effort maximizes participation, generates more supplier interest and therefore more competition and better prices. The Team is currently working for the Massachusetts (MA) Operational Services Division (OSD) and has increased the aggregation to approximately 400 million kWh, a 30% increase, by marketing to non-executive agencies, colleges, and human and social service non-profits.

- FULL DOCUMENTATION - The Team delivers a final due diligence report at the end of each procurement that includes: a record of all time stamped bids and bidding supplier information, market structure briefings, benchmark price analysis, market sensitivity analysis, contract options analysis, and a complete summary of auction results and all correspondence leading up to award. This report provides all the necessary information for audit purposes.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

The Team has an unequaled record of results for our customers in terms of achieving budget certainty, risk mitigation, cost savings, and awards. The success of our work is evidenced by this quote contained in a MDGS press release dated April 1, 2004, "Thanks to this week's auction, we are optimistic the State will be able to avoid unpredictable and costly electric rate increases," said Governor Robert L. Ehrlich, Jr. "These contracts help avoid price spikes and ensure that Maryland taxpayers are paying the lowest possible rates for their State government's energy needs." This customer also recently won the 2005 Innovation Award from the National Association of State Facilities Administrators (NASFA), and a 2005 Outstanding Program Award from the National Association of State Chief Administrators (NASCA). The States' press release's regarding the procurement and recent awards are presented in Appendix B.

A WE survey polling both national and local-level suppliers who utilize the system, found that they also see the benefits of the platform and overall procurement process (see Figure 3). Results show that suppliers actually prefer the Team's innovative approach to the sealed bid process, even though it cuts down their margins. In fact, the majority of suppliers surveyed liked the fact that the bidding process is paperless because it allows them to see competing bids and have instant feedback on the competitiveness of their bid, or automatic price discovery. Suppliers have also indicated that they do not like paper request for proposals (RFPs) due to the time involved in preparing a response, as well as the time delay between the RFP due date and contract award.

              "You can change your bid as need be to continue to be
                        competitive throughout the bid."

           "Seeing competitive bids provides a great deal of value and allows to 'sharpen pencils' in real time."

                       "Instant feedback on my bid price."

               "Streamlined process makes doing business with the
                           government a lot easier."

         "I prefer reverse auctions to paper solicitation, although the prices and margins get very tight."

              "The site is brutally efficient at driving the price
                           down to the bare minimum."

   FIGURE 3: QUOTES FROM RECENT SURVEY OF SUPPLIERS USING THE AUCTION PLATFORM

The Team of WE and SAIC contains the required mix of expertise, process, and technology to provide the ECOE with a comprehensive energy procurement and contract management solution. We look forward to working with ECOE to achieve its energy objectives.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

2    BIDDER GENERAL INFORMATION

WE's contact information follows. Both our corporate headquarters' address as well as the address for SAIC, our partner in this engagement, are provided.

WORLD ENERGY SOLUTIONS HEADQUARTERS:

World Energy Solutions
446 Main Street
Worcester, MA 01608
Phone: 508-459-8100
Fax: 508-459-8101
Email: info@wexch.com
URL: www.worldenergy.com

SAIC OFFICE:

Science Applications International Corporation
1710 SAIC Drive
McLean, VA 22102
Phone: 703-676-4627
URL: www.saic.com

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

3    PROJECT TEAM

The following figure presents the management structure, key personnel, and project team for the engagement. This is the actual Team that will work on this engagement. It is sufficiently broad and deep to cover nearly all contingencies. Due to the close working relationship required of Team members with each other and with ECOE, we propose that a working partnership be formed.

The proposed technical team for this engagement has worked together on nearly 30 government and commercial auctions over the past four years. WE is the market leader in retail energy information and on-line procurement, delivering the intelligence and tools energy buyers need to drive confidence up and costs down. SAIC is a recognized leader in providing leading-edge technology and program management services that help clients achieve more from their operations, exceed performance requirements, and meet the competition head-on. The combined skill set and depth brought by the Team ensures that ECOE will always have access to the expertise, technology, and program management skills necessary to facilitate successful energy procurements that must meet a wide range of client agency requirements.

Full resumes for all the staff referenced here, including the Program Manager
(PM), are included in Appendix A.

RICHARD DOMALESKI - PROGRAM MANAGER

Mr. Richard Domaleski will be the Program Manager (PM) for this engagement. He is the Founder, President and CEO of World Energy Solutions, Inc., and his ten years of experience in energy procurements puts him as one of the pioneers of on-line procurement for energy commodity. Mr. Domaleski entered the energy business in the mid-1990s when electricity deregulation was just beginning to take hold, and is one the country's leading experts in deregulation, competitive energy procurement, and supply management - frequently speaking at major industry events. He was one of the first electricity brokers to secure a FERC tariff and one of the first to marry the power of the internet with the potential offered by deregulation.

                                  (FLOW CHART)

                         FIGURE 4: MANAGEMENT STRUCTURE

Mr. Domaleski takes a hands-on interest in his government customers, earning the trust and respect of high visibility agencies at the Federal and State level. In addition to overseeing the procurement process, he also plays a key role on behalf of his government customers in meeting with agencies, universities and hospitals, to encourage participation in aggregations. He has participated in a number of complex energy procurements for the MA, DC, DHS, MDGS,

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

and GSA and continues to provide program management and procurement support to all of these agencies. He has participated in competitive electricity and natural gas procurements that resulted in over $677 million in supply contract awards and worked directly with contracting officers, agency heads, and regional energy coordinators at the federal, state, and local levels.

Mr. Domaleski will supervise and direct all tasks in the project while leaving much of the day-to-day work to be managed by Mr. Chris McCall, the Energy Team Lead. Mr. Domaleski will have the following responsibilities:

-    Working with ECOE to develop a procurement strategy;

-    Setting timelines and key dates for auctions and deliverables;

-    Monitoring the performance of tasks;

-    Providing market analysis;

-    Reviewing work products and deliverables;

-    Providing quality assurance throughout the project; and

-    Conducting and presenting post-auction analysis.

CHRIS MCCALL - ENERGY TEAM LEAD

Mr. Chris McCall will be the Energy Team Lead for this engagement. Mr. McCall has over seven years of experience in performance-based contracting, benchmarking, financial analysis, risk analysis, and project management. In his time at SAIC, he has led a number of complex energy procurements for MA, DC, DHS, MDGS, and GSA and continues to provide program management and procurement support to all of these agencies.

Mr. McCall also led the reengineering of GSA's Natural Gas Acquisition Program. The goal of this contract was to re-engineer the way the program manages customers, increase supplier participation, and assist GSA in improving current contract vehicles and contracting processes. Mr. McCall helped GSA implement new contract terminology and pricing products based on client needs. Mr. McCall also provided recommendations to implement on-line integrated bill analysis and customer/supplier information system(s) that resulted in increased customer satisfaction. Additionally, aggressive marketing led to an increase in the supplier base from two suppliers in 2002 to twenty-eight active bidders in 2004.

In his capacity as Energy Team Lean, Mr. McCall will primarily focus on the day-to-day work. He will have the following responsibilities:

-    Energy market expertise and tariff analysis;

-    Identifying and marketing procurements to eligible agencies;

-    Working with the supplier community;

-    Coordinating the activities of the Team and ECOE; and

- Directing technical supervision of all personnel assigned to work on tasks in the project.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

MINELLA GJOKA

Mr. Gjoka is in charge of Systems Operations at World Energy Solutions, Inc. In addition to managing WE's proprietary platform, Mr. Gjoka has managed projects for many of WE's customers, including GSA gas procurements across multiple US regions. He acted as WE's lead consultant for the MDGS energy procurement. His understanding of competitive gas and electricity market operations help WE meet its customers' business needs in the most effective and streamlined manner. By combining his knowledge of the deregulated utility business with his experience working with emerging business models, Mr. Gjoka is able to bring the most efficient energy solutions to our customer.

JONATHAN HARVEY

Mr. Harvey is the Director and senior economist for the Center for Economic and Financial Analysis (CEFA) at SAIC. He has more than fourteen years of experience as an economist and financial analyst in both the public and private sectors. His areas of expertise are in cost-benefit analysis, cost analysis, business case analysis, economic modeling, financial analysis, business planning, and risk analysis. He has acted as project manager, lead analyst, or lead modeler, for a number of major engagements including an IT investment cost-benefit analysis for the US Customs Service. Mr. Harvey is a member of the energy team for the MA electricity procurement and acting as a management consultant and providing analysis for the re-engineering of GSA's Natural Gas Acquisition Program.

ANDREW THOMAS

Mr. Thomas has been the Director of Market Development with WE since 2002. Mr. Thomas has over nine years of experience in the energy industry, on both demand-side and supply-side projects. He has extensive experience analyzing customer data, evaluating competitive trends and technical developments in the electricity and gas industries, assessing market positions and business development strategies of energy retailers, and evaluating energy service options for a broad range of organizations. Mr. Thomas has worked at the forefront of the industry's transition from a regulated environment and has facilitated business process development for utilities and suppliers in the province of Alberta, Canada.

JANET LOOP

Ms. Loop has recently joined World Energy Solutions, Inc. as Market Director for the New England and NY Markets. She is currently serving as the energy team lead for the MA electricity procurement. Ms. Loop has over twenty years of energy industry experience in both the regulated and unregulated arenas. Ms. Loop has over fifteen years of experience with NStar/Boston Edison. While at NStar, she designed tariffs, evaluated energy efficiency programs, created unregulated subsidiaries, implemented performance management processes, and created and implemented customer-oriented products, services and programs. Ms. Loop was also employed by SmartEnergy, an energy service company that purchased electricity and natural gas in the wholesale market and sold it at retail to a variety of customer classes in NY, NJ, and PA. Ms. Loop has conducted procurements in MA, NY, NJ, PA, and Maine.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

VITANA MELESIUTE

Ms. Melesiute has been with World Energy Solutions, Inc. since 1999, and is the Director of Electricity Markets for PJM. She has extensive expertise analyzing customer data; evaluating competitive trends; estimating forward-curves, and assessing market positions. Ms. Melesiute has been involved with several government procurements, and has strong energy consumption analysis skills.

TERESA BRAY

Mrs. Bray is a Financial Analyst in the Strategies Business Unit for Science Applications International Corporation (SAIC). Ms. Bray has over seven years of financial analysis/project control experience. She was Summa Cum Laude with a BBA and a double major in Business Administration and Marketing. She has worked on numerous projects in both the financial and project control arena in the public sector. In both she reconciled numerous years of outstanding items saving SAIC thousands of dollars. She has worked on such contracts as the HESS Y2K, NIMA, and several different energy auctions. She brings over 2 years of directly relevant experience in the energy sector providing a wide variety of support at multiple levels. She has managed data reconciliation, analysis, and quality assurance. Her wide knowledge base will help ensure all data used is accurate and her expertise will lend itself to a successful procurement.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

3.1  TASK ASSIGNMENTS

The following figure presents a preliminary task assignment matrix for the Team. Task leadership is indicated by an L and a supporting role by S. The integrated nature of the Team provides seamless operation between the two companies in the performance of this work.

                                                              PRE-AUCTION TASKS
                  ---------------------------------------------------------------------------------------------------------

                                          Collect                                        Locate
                   Provide     Staff        and                              Evaluate     and
                    market   education    analyze     Conduct     Assess      Green/      pre-                    Assist
                  expertise     and        energy        a      commodity   renewable   qualify     Develop      with the
                  (on-going  marketing  consumption  supplier  procurement    energy   reputable  Procurement   creation of
Resource          activity)   support       data      survey     options     options   suppliers    strategy   solicitation
--------          ---------  ---------  -----------  --------  -----------  ---------  ---------  -----------  ------------
Rich Domaleski        L          L           L                      L           L                      L             L
Chris McCall          L          L           S           L          S           S          L           L             S
Jonathan Harvey       S          S           S                      S                                  S             S
Minella Gjoka         S          S           S           S          S           S          S           S             S
Andrew Thomas         S          S                       S                      S                                    S
Janet Loop            S          S           S           S          S           S          S                         S
Vitana Melesiute      S                      S           S                                 S           S
Teresa Bray                                  S                                             S

                         PRE-AUCTION TASKS
                  -------------------------------                      AUCTION TASKS
                    Review                         ----------------------------------------------------
                    final                  Create               Provide
                     RFP                  website               analysis
                     and                   & post              regarding     Maintain
                    create       Host      data,   Administer     the        customer
                   pricing     bidders     rules,      the       prices    and supplier    Create award
Resource          scenarios  conferences    etc.     Auction   submitted  communications  notifications
--------          ---------  -----------  -------  ----------  ---------  --------------  -------------
Rich Domaleski        L                                            S             S
Chris McCall          L           L          L          L          S             L              L
Jonathan Harvey       S                                                                         S
Minella Gjoka         S           S          S          S          S             S              S
Andrew Thomas         S                                            L
Janet Loop            S           S          S          S          S             S              S
Vitana Melesiute                             S          S                        S
Teresa Bray                       S                                              S              S

                                               POST-AUCTION TASKS
                  ---------------------------------------------------------------------------
                  Provide a
                    paper
                    audit      Provide
                   trail of    analysis    Assist     Provide   Maintain    Produce
                     all        of the      with      ongoing    account    energy    Produce
                    prices      total     account    contract     usage     market     ad hoc
Resource          submitted  procurement  transfer  management  database  newsletter  reports
--------          ---------  -----------  --------  ----------  --------  ----------  -------
Rich Domaleski        L           L          S           L          S           L        S
Chris McCall          S           L          L           L          L           S        L
Jonathan Harvey                   S                                 S
Minella Gjoka         S           S          S                      S           S
Andrew Thomas                     S                                             S        S
Janet Loop
Vitana Melesiute                             S           S          S           S        S
Teresa Bray           S           S          S                      S

Legend: L = Task Leadership, S = Task Support

                           FIGURE 5: TASK ASSIGNMENTS

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

4    MINIMUM TECHNICAL REQUIREMENTS

The following sections demonstrate how the Team meets or exceeds all minimal technical requirements specified in the RFP.

4.1  PERFORMANCE-BASED FEE CERTIFICATION

The Team acknowledges the requirements contained in the RFP regarding fees and accepts all risk associated with this. There will be no upfront costs to ECOE and ECOE is under no obligation to compensate the Team for services rendered if a supply contract is not awarded.

4.2  SUPPLIER NEUTRALITY

The team is supplier neutral and has no ownership ties, partnerships, or other business relationship with any specific supplier that would reasonably be considered a conflict of interest. This is one of the Team's key operating principles and is an important discriminator for our government customers. We support the decision of ECOE to require respondents to provide a statement certifying that they are supplier neutral. The transparency of our process underscores this fact. Our honest broker approach provides assurance to both our customers as well as suppliers that the process is fair. Customers need to know that we put our customer's interest first and have no vested interest in which supplier wins a procurement. Suppliers need to know that they participate on a level playing field. Suppliers each see the lowest price at any point in time once they become an active participant in an auction. Each supplier has equal chance to win a customer's business on the merits of its competitive price alone. There is no favoritism given in any regard, whether through fees, terms, or any other area.

Neutrality was a critical consideration by the Team's legal counsel when formulating its general supplier agreement, to which each supplier is contractually bound when bidding on commercial business. This supplier agreement structures the foundation for a supplier's use of the reverse auction platform, rights and responsibilities when bidding on a customer opportunity. Because of the transparency of the platform and its positioning as an "exchange," the Team's counsel was steadfast that no supplier has more favorable agreement terms, whether directly or indirectly. All suppliers agree to the same core terms and conditions prior to bidding on commercial business. By its integral role in the formulation of the solicitation, the Team ensures the same core principles carry forward for government procurements as well.

This benefits ECOE in a number of important ways. First of all, this creates a fair and auditable process. Customers can defend and explain decisions. Secondly, it enhances competition and that lowers prices. This fact is demonstrated in our work with DC, which is described in Section 4.11 Past Performance. Suppliers participate because they understand the criteria for award.

4.3  ELECTRICITY PROCUREMENT

The Team has conducted three electricity procurements that meet the requirements presented in the RFP, namely an electricity or gas procurement for at least one Federal, State, or Local government entity, which resulted in energy supply contract awards serving at least 500

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

accounts. Two of these are presented in Section 4.11 and consist of electricity procurements for MDGS and DC. Contact information to verify these procurements is contained in the write-ups. The third procurement was held in the spring of 2001 and resulted in supply contract awards serving more than 800 federal accounts.

The best example was the electricity procurement for MDGS in March 2004 which was designed to allow the State to lock in the lowest possible cost before price caps expired July 2004. As a result of the procurement, MDGS expects cost avoidance savings in excess of $5.5 million per year. Additionally MDGS was able to achieve its two goals of being fiscally responsible and environmentally friendly. Some of the highlights of the procurement include:

- The Team developed a 26,000 line usage database in Excel with utility quality data including six rate classes and two utilities. Usage data was obtained directly from the utilities and scrubbed by the Team prior to distribution.

- MDGS procured 100 million kWh of environmentally friendly green power at no cost premium when compared to generic power bids for the same accounts.

- Supply Contracts were awarded to four suppliers serving 660 State accounts located in the service territories of Baltimore Gas and Electric (BG&E) and Potomac Electric Power Company (PEPCO).

In conducting the procurement, the Team provided a complete range of services to MDGS from data collection and tariff analysis to strategic planning and contract management. The Team met with all participating agencies to explain the process and collect account information. After the auction, the Team provided a paper trail of all prices submitted, an analysis of total procurement, and assisted MDGS with the transfer of service. Additionally, the Team continues to provide online tools for both MDGS and participating agencies. This service not only allows access and review of relevant documents and data online, but also helps facilitate future procurements since everything is centrally housed in a readily accessible database.

A press release regarding this procurement is provided in Appendix B.

4.4  RENEWABLE POWER

The Team has conducted two auctions that resulted in at least 100 million kWh of renewable power supply awards during the past three years. In fact, contract awards to date include a total of 377 million kWh in renewable power. One of these is presented in Section 4.11 in the form of an electricity procurement for MDGS. The other procurement served various federal facilities in the Consolidated Edison Utility of New York and awards were made for over 200 million kWh of renewable and wind power.

As discussed previously, the electricity procurement for MDGS in March 2004 was designed to allow the State to lock in the lowest possible cost before price caps expired July 2004. As a result of the procurement, MDGS expects cost avoidance savings in excess of $5.5 million per year or $11 million over the life of the contract. The supply contract also included 100 million kWh of environmentally friendly green power, which was obtained at no cost premium. This allowed the State to be both fiscally responsible and environmentally friendly.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

A press release regarding this procurement is provided in Appendix B.

4.5  TECHNOLOGY PLATFORM

The Team has an energy supply management platform that is used for on-line, real-time reverse auctions and has used the platform to conduct multiple auctions in the past three years. WE is the market leader in retail energy information and on-line procurement. In the last eighteen months, WE has conducted [**] auctions utilizing its online auction tool. Together the Team has conducted nearly [**] major government and commercial aggregations over the past four years. There are many benefits to our technology platform, but most compelling of all are statements from suppliers who report that they actually prefer the platform to the sealed bid process, even though it cuts down their margins. A full description of the platform as well as its most recent use is provided in the remainder of this section.

4.5.1 DESCRIPTION AND CAPABILITIES OF THE TECHNOLOGY PLATFORM

The Team's energy supply management platform integrates procurement tools, portfolio, and bill management. The platform runs the largest volume retail energy exchange in North America and is ranked number one by the Meta Group. The platform was built around the Team's proven end-to-end process. The procurement tools included in the platform were built exclusively for energy and are secure, and scalable. All the tools in the platform are provided to our customers throughout the life of the contract to allow access and review of relevant documents and data online and to also help facilitate future procurements.

The Team's platform is entirely web based; all that is needed to access the platform is a web browser and an internet connection. All session data including username and password information is encrypted for security purposes using industry standard Secure Sockets Layer (SSL) technology.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

                                   (GRAPHICS)

                           FIGURE 6: CUSTOMER WEBSITE

In order for all suppliers to have equal access and an equal opportunity, a customer specific website for each procurement is created (see Figure 6). The website includes the solicitation documents and addenda, most recent 12 months of historical usage (monthly and interval), auction schedule, supplier solicitation questions and answers (Q&A) including qualification questions, suppliers frequently asked questions (FAQs), and auction rules. Any time a document is updated and reposted to the site with a new date stamp; all suppliers are notified via email. All correspondence between the Team and suppliers are saved in an electronic procurement folder.

                                   (GRAPHICS)

Note: Customer name deleted.

                             FIGURE 7: CUSTOMER RFPS

The Team constructs RFPs by segmenting the load into different tranches based upon: market knowledge, customer requirements, local distribution company (LDC), term length, power type (electric versus natural gas), and load factor (in the case of electricity). In addition, different pricing products can also be utilized such as firm fixed pricing, index based pricing, baseload-plus index pricing, demand response pricing, component based pricing, fixed price adder tied to the day ahead market, wholesale market pricing, and partial load on fixed price, with remainder on index. All of the tranches are loaded onto the platform as different RFPs and can be accessed anytime by customer or supplier personnel through the internet (see Figure 7). RFPs are created as soon as data is available before and auction; thus, giving suppliers sufficient time to ask questions during the bidders conferences, run their pricing models, and prepare their bidding strategies.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

                                   (GRAPHICS)

Note: Customer name deleted.

                      FIGURE 8: CUSTOMER RFP DETAILED VIEW

Clicking on the corresponding RFP number opens a detailed view of each RFP (see Figure 8). Different views of the page are presented to the customer, the suppliers, and the Team based upon security level.

During an auction, suppliers compete in real time for a customer's business. While it is ongoing, customers can view supplier-bidding activity (see Figure
9). The platform archives all bid pages. Bidding suppliers are driven to lower their prices below what they would normally offer in a sealed bid procurement process because they are able to view the lowest bid price that has been entered by their competition, forcing them to place a lower price in order to beat the competition, if they so chose. Suppliers do not see the name of the other supplier associated with the lowest bid price.

                                   (GRAPHICS)

Note: Customer name deleted.

                           FIGURE 9: CUSTOMER AUCTION

A demonstration of the Team's energy supply management platform has been created specifically for ECOE. [**]. All site, customer, and market data contained in the demonstration version is for demonstration purposes only.

4.5.2 SUCCESSFUL ENERGY AUCTIONS

The most clear and convincing evidence that the Team has conducted successful energy procurements for at least three years, is contained in the press releases issued by our customers and the awards they have won. Appendix B contains two relevant press releases, one from MDGS and one from DC on the success of their auction in 2004. In addition, Section 4.18 discusses the awards our customers have won. These awards date back to 2002.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

Taken together, this information describes a Team that has been successful beyond the three year minimum required in the RFP and that is committed to providing customers with solutions to their procurement needs, whether the objective is cost avoidance savings, risk management, budget certainty, or renewable power.

The information technology platform was designed to compliment the Team's proven procurement process, which is discussed later in this proposal. The technology allows the team to execute real-time, online reverse energy auctions. The Team has conducted hundreds of auctions that meet these requirements over the past three years (see Appendix C). Because the Team focuses solely on energy auctions, with a primary concentration in electricity and natural gas, it is able to solicit multiple bids and pricing types during the same auction event. This combination of technology and process has led to hundreds of successful procurements.

4.6  AUTOMATIC AUDIT TRAIL

The Team's platform provides an automatic audit trail of time stamped bids and bidder information for each company participating, including information on whether multiple bidders participated for the same company. To ensure the integrity of the auction and preserve our status as an honest broker, complete transparency must be maintained. This provides assurance to both our customers as well as suppliers that the process is fair. Transparency is achieved in a number of ways. First of all, suppliers each see the lowest price at any point in time once they become an active participant in an auction. Each supplier has equal chance to win a customer's business on the merits of its competitive price alone. There is no favoritism given in any regard, whether through fees, terms, or any other area. Secondly, the Team provides a complete due diligence report to our customers. This audit trail includes supplier communications, bid prices, bid times, and auction results. This provides customers with the information to answer any question that may arise as a result of the auction.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

                                   (GRAPHICS)

              FIGURE 10: AUTOMATIC AUDIT TRAIL - TIME STAMPED BIDS

Figure 9 portrays the automatic time stamped bids and bidder information captured by the auction platform. Capturing this type of information is important and benefits ECOE in a number of important ways. First of all, it creates auditable information that attests to the transparency and fairness of the auction. Customers can defend and explain decisions. Secondly, suppliers participate because they understand the criteria for award and this enhances competition and that lowers prices. This fact is demonstrated in our work with DC, which is described in Section 4.11 Past Performance.

4.7  PLATFORM SECURITY

Secure Sockets Layer (SSL) is the standard security technology for creating an encrypted link between a web server and a browser. This link ensures that all data passed between the web server and browser remains private and integral. SSL is an industry standard and is used by millions of websites in the protection of their online transactions with their customers.

WE employs SSL to protect all data transmitted between browser and web server. This technology protects confidential information (e.g., passwords, bid data, customer data) from being viewed or tampered with by unauthorized parties thus ensuring the integrity of our auction events.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

                                    (GRAPHICS)

                    FIGURE 11: WORLD ENERGY'S SSL CERTIFICATE

SSL works by using a public key to encrypt data that's transferred over the SSL connection. WE utilizes strong encryption also known as 128-bit encryption. 128-bit encryption provides a significantly greater amount of cryptographic protection than 40-bit encryption.

In order to be able to generate an SSL link, a web server requires an SSL Certificate. WE's platform utilizes Comodo's SSL Certificate and is depicted in Figure 11.

To provide maximum uptime system availability, WE's platform is hosted in a multi-tiered, highly secure, highly reliable fault tolerant environment. This environment includes a universal power supply (UPS) and diesel generator for fully redundant backup power to computer equipment. The environment also includes climate control as well as physical security to building and data center. To provide highest level of availability to the internet, the data center utilizes connections to multiple Tier 1 internet backbone providers. To minimize risk of server downtime due to hard-drive failure, our platform server features a hot swappable RAID 1 disk array. In the event of major system component failure such as the motherboard, a spare server is readily available and can be brought online.

To minimize risk of interruption due to outside attacks on our platform, we employ a fully integrated security approach located at the network edge. Using deep packet inspection engines, which are currently capable of recognizing 1800+ attack and vulnerabilities signatures, we are able to defend network resources from Trojans, worms, DoS/DDos attacks, and blended threats including sophisticated polymorphic attacks.

Our backup cycle includes nightly incremental backups and a weekly image backup. The nightly backups are on a fourteen day rotation and the weekly backup is kept on a two-week rotation. Each backup, whether it be nightly or weekly, is stored in an off site location.

4.8  PRICING PRODUCTS

Most customers request simple pricing products such as firm fixed price or index based pricing but because the Team's platform is so flexible additional pricing products can also be utilized. This team has successfully run procurements for government clients including the following pricing products in addition to [**].


                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

In addition, the system has successfully been used to award contracts for financial products such as settled swap transactions. These options can be critical to customers who want to explore and consider a variety of pricing products to meet their objectives. The flexibility of the auction platform allows the Team to do this. Government clients have awarded contracts for fixed, index, baseload-plus index, demand response, and component based pricing. This was demonstrated in the auction for MDGS in March 2004. Over [**] bids were received from [**] energy suppliers during this one day series of auctions. Based on the flexibility of the procurement platform used, [**] separate RFP's and [**] different pricing products were requested in order to allow the State an opportunity to compare different pricing options. [**].

                                   (GRAPHICS)

                                FIGURE 12: [**]

                                   (GRAPHICS)

                                FIGURE 13: [**]

4.9  CUSTOMER LISTING

The following table presents a few of the Team's customers from the past two years. The Team has run multiple auctions for this select group of customers. In fact, the Team has run [**] auctions in this period. Of these auction events, [**] were electricity procurements and [**] were natural gas procurements. This does necessarily represent the number of contracts entered into but rather the fact that multiple auctions are run, providing customers with prices for different

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

pricing options and/or Ts&Cs (e.g., % renewable energy). A complete list is provided in Appendix C along with the date of the auction and the type of commodity.

                                          NUMBER OF
               CUSTOMER                    AUCTIONS
               --------                   ---------
NGAP-GSA                                     [**]
Maryland Department of General Services      [**]
[**]                                         [**]
General Services Administration (GSA)        [**]
[**]                                         [**]
[**]                                         [**]
[**]                                         [**]
[**]                                         [**]
Other                                        [**]
                                             ---
TOTAL AUCTION EVENTS:                        [**]
                                             ===

                         FIGURE 14: SELECT CUSTOMER LIST

4.10 GAS AND ELECTRICITY PROCUREMENT AMOUNTS

The Team has been performing electricity and natural gas procurements since 2001 and made numerous awards since that time. Over the past three years the Team has awarded more than 7 billion kWh in electricity and more than 30 million dths of natural gas. This includes awards to more than ten different suppliers for each commodity type. For the Team's government customers, [**] suppliers have been awarded natural gas supply contracts and [**] suppliers have been awarded electricity supply contracts. A complete listing of awards is contained in Appendix D.

                         AMOUNT
 ENERGY COMMODITY      CONTRACTED
------------------   -------------
Electricity (kWh)    7,476,316,800
Natural Gas (dths)      30,423,878

       FIGURE 15: THE TEAM'S PROCUREMENTS EXCEED THE MINIMUM REQUIREMENTS

Currently, there are [**] suppliers registered on the platform. A complete listing of the suppliers is presented in Appendix E.

4.11 PAST PERFORMANCE

This section contains three specific examples which demonstrate the Team's experience in providing supply-side energy consulting services. As mentioned previously, the proposed Team for this engagement has worked together on nearly [**] government and commercial auctions over the past four years. These three past performance qualifications represent some of the Team's best work and closely match the ECOE's requirements for Energy Supply Acquisition Management Services. As these qualifications demonstrate, the Team has a record of success providing energy services and is capable and ready to support ECOE.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

     ENERGY MANAGEMENT SERVICES FOR MARYLAND DEPARTMENT OF GENERAL SERVICES

         CONTRACT NAME            DELIVERY ORDER NAME   AWARD DATE - COMPLETION DATE
         -------------            -------------------   ----------------------------
Energy Management Services MDGS           n/a                 2/2004 - Ongoing

CONTRACT NUMBER, AGENCY   DELIVERY ORDER NUMBER   DOLLAR AMOUNT
-----------------------   ---------------------   -------------
SC# AGREEMENT 2/16/2004            n/a                  $0

CUSTOMER TECHNICAL REPRESENTATIVE   CUSTOMER CONTRACTUAL REPRESENTATIVE
---------------------------------   -----------------------------------
Mr. Carl LaVerghetta                Mr. Carl LaVerghetta
Director of Procurement             Director of Procurement
Maryland Department of General      Maryland Department of General
Services                            Services
(410) 767-4429                      (410) 767-4429
Carl.Laverghetta@dgs.state.md.us    Carl.Laverghetta@dgs.state.md.us
Customer Type: State Government     Contract Type: Performance Based

SUMMARY OF WORK PERFORMED

As a result of the procurement services performed by the team of World Energy Solutions Inc. (WE) and Science Applications International Corporation (SAIC); the State of Maryland met its two goals of being fiscally responsible and environmentally friendly. The State will pay less for electricity over the next two years due to this innovative procurement process which is expected to produce cost avoidance savings in excess of $5.5 million per year. The auction was held 30 March 2004 to allow the State to lock in the lowest possible cost before price caps expired in July. Over 320 bids were received from six energy suppliers during this one day series of auctions. Based on the flexibility of the procurement platform used, 36 separate RFP's and six different pricing products were requested in order to allow the State an opportunity to compare different pricing options. Key highlights include:

- Developed a 26,000 line usage database of utility quality data including six rate classes and two utilities with data obtained directly from the utilities and scrubbed by the Team

- MDGS procured 100 million kWhs of environmentally friendly green power at no cost premium

- Supply Contracts awarded to four suppliers serving 660 State accounts located in the service territories of Baltimore Gas and Electric (BG&E) and Potomac Electric Power Company (PEPCO)

The Team provided a complete range of services to MDGS from data collection and tariff analysis to strategic planning and energy management. The Team met with eligible agencies to interest them in the procurement and then met with all participants to explain the process and collect account information. With the knowledge of everyone's objectives, the merits of different procurement strategies were evaluated and used to create a set of purchasing options for the agencies that reflect market realities. The Team presented a list of options to MDGS along with the Team's recommendations. Based on the options selected, solicitations were developed, benchmarks prices were developed, suppliers were contacted and pre-qualified, and an auction was conducted. As part of our services the Team assisted with the evaluation of the bids and communicated with suppliers. After the auction, the Team provided a paper trail of all prices submitted, analysis of total procurement, and assisted the customer to ensure service was transferred correctly. Some of the services the Team provided to MDGS include online tools for both MDGS and participating agencies. Copies of each supply contract issued by MDGS and specific terms were loaded into the system to ensure smooth contract management post-auction. Copies of supply bills, historical account data, and updated monthly usage data is available. This service not only allows users to access and review of relevant documents and data online, but will also help to facilitate future procurements.

RELEVANCY

The work demonstrates the Team's ability to support and perform all aspects of ECOE's scope of services. One of the most significant outcomes of the project to date is that the auction allowed MDGS to obtain 100 million kWhs of environmentally friendly green power at no cost premium when compared to conventional power bids received on the same accounts the same day.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

              REVERSE ENERGY AUCTIONS FOR THE DISTRICT OF COLUMBIA

    CONTRACT NAME          DELIVERY ORDER NAME      AWARD DATE - COMPLETION DATE
    -------------      --------------------------   ----------------------------
District of Columbia   Order For Commercial Items        11/2004 - Ongoing

CONTRACT NUMBER, AGENCY     DELIVERY ORDER NUMBER   DOLLAR AMOUNT
-----------------------     ---------------------   -------------
Office of Contracting and
   Procurement                       n/a                  $0

CUSTOMER TECHNICAL REPRESENTATIVE        CUSTOMER CONTRACTUAL REPRESENTATIVE
---------------------------------        -----------------------------------
Ms. Elizabeth Kilpatrick                 Ms. Elizabeth Kilpatrick
Assistant Commodity Manager /            Assistant Commodity Manager /
Contracting Officer                      Contracting Officer
Government of the District of Columbia   Government of the District of Columbia
Office of Contracting and Procurement    Office of Contracting and Procurement
(202) 724-4052                           (202) 724-4052
Elizabeth.kilpatrick@dc.gov              Elizabeth.kilpatrick@dc.gov

Customer Type: Government                Contract Type: Performance Based

SUMMARY OF WORK PERFORMED

In December 2004, OCP contracted with the Team of World Energy Solutions, Inc.
(WE) and Science Applications International Corporation (SAIC) to perform an electricity procurement for the District of Columbia (DC) valued at $41.2 M. The resulting contract served over 600 DC Government accounts in four rate classes. In addition to producing an estimated $5.5M in cost avoidance savings, the contract included 5% or 33M kWh of renewable power at a minimal cost premium when compared with generic power bids. The Team was able to provide a complete range of services to OCP. These included creating a supplier quality database consisting of over 7,000 lines, assisted in the re-writing of the supply Solicitation, meetings with agency heads and city council members to education them on energy market volatility and its effect on pricing, and ensuring the transference of accounts correctly. In addition, OCP was provided with a complete audit-trail and due diligence record of all correspondence, supply solicitation re-writes, market analysis, teleconference notes, and time-stamped bid records. OCP also has unlimited access to bid records online, updated market reports for both natural gas and electricity, supplier contact information, and account data. All these activities were conducted within a six week time frame and would not have been possible without the Team's proven process.

RELEVANCY

The work performed for OCP demonstrates the Team's ability to support and perform all aspects of the ECOE's Scope of Services; from providing in depth analysis to run procurements, to portfolio management and analysis to assure that cost avoidance savings are realized over the life of the contract. It also demonstrates the Team's ability to effectively perform all tasks quickly and successfully. Prior to engaging the Team, OCP had been unsuccessful in two previous procurements, receiving only one bid from one supplier each time. The Team was able to increase supplier participation by 250% and assisted in decreasing the City Council's approval process from two weeks to less than 24 hours.

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

                             WORLD ENERGY SOLUTIONS

                    MASSACHUSETTS ENERGY MANAGEMENT SERVICES

       CONTRACT NAME         DELIVERY ORDER NAME   AWARD DATE - COMPLETION DATE
       -------------         -------------------   ----------------------------
Energy Management Services           n/a                 4/2005 - Ongoing

CONTRACT NUMBER, AGENCY      DELIVERY ORDER NUMBER   DOLLAR AMOUNT
-----------------------      ---------------------   -------------
ENE25; The Commonwealth of
 Massachusetts Operational
     Services Division                n/a                  $0

CUSTOMER TECHNICAL REPRESENTATIVE   CUSTOMER CONTRACTUAL REPRESENTATIVE
---------------------------------   -----------------------------------
Mr. James Ferri                     Mr. James Ferri
Procurement Team Leader, Energy     Procurement Team Leader, Energy
Room 1017                           Room 1017
One Ashburton Place                 One Ashburton Place
Boston, MA, 02108                   Boston, MA, 02108
(617) 720-3168 (Phone)              (617) 720-3168 (Phone)
(617) 727-4527 (Fax)                (617) 727-4527 (Fax)
james.ferri@osd.state.ma.us         james.ferri@osd.state.ma.us
Customer Type: State Government     Contract Type: Performance Based

SUMMARY OF WORK PERFORMED

The Massachusetts Operational Services Division (OSD) solicited energy procurement and contract management services through a competitive Request for Proposal Process. The team of World Energy Solutions, Inc. (WE) and Science Applications International Corporation (SAIC) won the competition based on past performance and price. The team has actively been working with OSD since April to provide expertise and solutions regarding the Commonwealth's upcoming electricity procurement, which is the first of its kind for the State.

To date, the team has primarily focused on the following areas of pre-auction support:

- Providing market assessments and guidance on cost-avoidance savings opportunities by utility

- Assisting OSD with marketing over 100 state, local, and non-profit agencies that have the option to join this procurement or satisfy their needs individually. The team has met with individuals at each of these agencies at least once through either teleconferences or in person meetings.

- Delivering guidance on how to craft the Request for Response (RFR) for electricity supply in such a way that it is compliant with the Commonwealth's desired terms and conditions and will result in the most competitive pricing in the market.

- Discussed and analyzed aggregation strategies for the 3,000 + accounts included in this procurement which are located in six different utilities and cover 30 rate classes.

RELEVANCY

Though the auction for the Commonwealth of Massachusetts will not take place until November 2005, the work the Team is doing is a good example of how to structure complex procurements and increase the size of the aggregation. The level of marketing services and client interface provided to date has far exceeded any efforts undertaken in previous work performed for government clients.

4.12 COMPANY PROFILE

The Team proposed for this engagement consists of World Energy Solutions and Science Applications International Corporation, each is discussed separately.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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                             WORLD ENERGY SOLUTIONS

WORLD ENERGY SOLUTIONS OVERVIEW

Headquartered in Worcester, Massachusetts, WE is a privately held firm, with 15 full time employees. It operates as an independent, supplier-neutral entity in the newly deregulated energy environment. WE has no equity ties to any energy supplier. WE is the market leader in retail energy information and on-line procurement, delivering the intelligence and tools energy buyers need to drive confidence up and costs down.

Founded in the mid-1990s as electricity deregulation was just emerging, WE became one of the first new market entrants to be granted a Federal Energy Regulatory Commission (FERC) tariff. At that time, WE also saw the Internet wave building, and embraced the notion that it would revolutionize energy procurement. This marriage of market expertise and technology has enabled WE to become the runaway market share leader in on-line procurement with over seven times the amount of energy commodities procured as its nearest competitor.

WE's expertise and technology underpinnings best serve customers, buying groups, or consultants who have complex aggregations and/or national buying needs. Over the past decade, WE has become the platform of choice for the Federal Government and many Fortune 500(TM) commercial and industrial companies, procuring nearly $1 billion worth of commodity in over 75 markets on behalf of 250+ customers. Documented cost avoidance savings from utility rates offered are approaching $100 million. Depending upon market conditions and Terms and Conditions (Ts&Cs), many of our customers achieve cost avoidance savings of 5-30% on energy commodity costs.

WE has earned its success because of four key elements: the market knowledge WE packages, a process and supporting technology platform that is based in Six Sigma quality principles and is Sarbanes-Oxley compliant and Statement on Auditing Standards No. 70 (SAS 70) auditable, our relationships with suppliers, and reputation as a supplier neutral, honest broker.

CRITICALLY INTELLIGENT

Since deregulation is happening state by state and there are no retail pricing indices, it is very difficult for energy managers at end use companies, government buying groups, or consulting firms to be abreast of all the markets and their competitive dynamics at all times. With its national footprint, WE has more information about markets and pricing than any other player in the deregulated market. Often times, suppliers will bid on our platform, simply to see what prices are in the market at that time.

The intelligence on the platform collected from thousands of discrete pricing events, enables WE to provide expert guidance to its customers about market conditions, local pricing, and potential cost avoidance savings. This guidance provides customers with the confidence necessary to engage the deregulated market to both maximize cost avoidance savings and minimize budget risk.

BRUTALLY EFFICIENT

At the heart of WE's product line is an on-line RFP and reverse auction suite of tools. The auction pits suppliers against one another in a real time on-line reverse auction to bid on a customer's requirements. In this dynamic, competitive arena, suppliers repeatedly lower their

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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                             WORLD ENERGY SOLUTIONS

prices in order to win a customer's business. This approach has proven time and time again to secure the lowest price in the market over traditional RFP methods and generic business-to-business (B2B) auction platforms. One supplier said, "World Energy is brutally efficient at driving prices down to the bare minimum."

What makes reverse auction so effective is its underlying design. In researching the choices about what auction methods and features to build in its platform, WE consulted with University of Chicago's leading economists and discovered that different design approaches yield different bidding behavior and pricing results. In designing the system, each design choice such as bid entry method, auction length, auction termination rules, and other elements have been incorporated into the platform to favor the consumer over the supplier.

PROCESS COMPLIANT

Most comforting to buyers is WE's rigid attention to process, ensuring both a very high success rate and protest free procurements. WE's processes were designed with Six Sigma quality principles to assure the highest levels of quality and consistency. WE's platform assures data integrity, and that all procurements are fully documented and auditable; thus, giving procurement managers the ability to enjoy peace of mind.

PRODUCTS

WE differentiates itself in the marketplace by offering total end-to-end energy procurement, management, and consulting products in the following areas:

- Procurement: a streamlined process and convenient "web-enabled" procurement product which has been proven time and time again to secure the lowest commodity price in deregulated markets.

- Market Information: a breadth and depth of market knowledge, including ongoing regulatory matters, wholesale activity levels, and retail activity levels (where applicable) in both regulated and deregulated markets, and risk management assessment to identify advantageous financial instruments.

- Bill Analysis, Presentment, and Payment: a comprehensive bill presentation, validation, consolidation, payment, and analysis suite of offerings. WE can maintain a billing information database for its customers, help identify billing and tariff errors, and obtain reimbursement for these errors from their supplier.

- Portfolio Management: a comprehensive suite of tools to track contracts, sites, accounts and usage. This data can be used to track performance against budget, identify usage outliers, and for other management purposes.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION OVERVIEW

SAIC is the largest employee-owned research and engineering company in the United States; providing information technology, systems integration and e-solutions to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

care and logistics. With annual revenues of $7.2 billion, SAIC and its subsidiaries, have approximately 43,000 employees at offices in more than 150 cities worldwide.

SAIC is recognized as a company that maintains a highly competent technical staff. Approximately 77% of our employees have more than 10 years experience, and 76% of our professional staff hold advanced degrees. SAIC's ability to attract talented employee-owners is based on our employee ownership philosophy and our keen understanding of how to develop multidisciplinary teams that work together seamlessly to produce highly effective integrated solutions.

Over the past 35 years SAIC has evolved into a diversified technology, research, and engineering company. Our continued growth is the result of success in the government and commercial sectors complemented by strategic acquisitions, as well as a dedication to creating innovative, cost-effective ways to meet the changing needs of our customers and evolving markets. We maintain and continue to expand a broad customer base; the result of more than 30,000 contracts awarded to SAIC since the company was formed in 1969.

SAIC successfully manages these engagements through application of our Common Approach to Program Management (CAPM) and Common Approach to Project Controls
(CAPC), which help ensure quality, cost, and schedule control. SAIC has found that use of these common approaches consistently minimizes contract performance risk and are a key factor in SAIC's contract win rate.

SAIC has a proud history of satisfying customers' needs and exceeding customers' expectations. Continually at the forefront of new technology developments, SAIC has received numerous awards for providing outstanding services and products to the government. SAIC creates, as well as assists, customers in identifying new technologies to ensure mission accomplishment. Typically, SAIC believes in working as a partner with customers in order to identify, evaluate, and implement solutions to complex technical problems.

SAIC is working with a variety of state, commercial, and industrial customers to implement energy efficiency programs. For the University of New York, we are evaluating Internet-based metering technologies and cost management data on energy usage. For the NYC Metropolitan Transit Authority, SAIC is developing and implementing an energy commodity risk management strategy to minimize cost and reduce market risk when purchasing electricity.

By drawing on our deep scientific experience and innovative business solutions, SAIC has performance-based contracts with customers such as British Petroleum
(BP), Shell, and Chevron Texaco. Under these contracts we help them manage their outsourcing model, created by SAIC, to meet their needs of radically reducing costs and gaining more flexible and higher quality IT resources. SAIC has committed to savings goals in each year of our performance-based contract. As a result, BP has reduced their costs by 40% globally over the first three years of the outsourcing engagement, and has continued at a 10% reduction each year since, leading to hundreds of millions of dollars of savings to BP.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

In 2002, SAIC acquired Arthur Andersen's North American Oil and Gas Practice in order to integrate solutions that enable our customers to reduce costs, streamline operations, and operate more effectively. This acquisition enhances SAIC's ability to provide expertise in energy consulting solutions and services; and SAIC has gained many employees with a great deal of knowledge in providing energy consulting services to a variety of customers across the energy industry in Mining, Utilities, and Oil and Gas. Our experienced team of energy consultants delivers a range of services including benchmarking, technology strategy, and back office optimization. SAIC benchmarks major and mid-tier oil companies to measure the efficiency of general and administrative cost structures, and has recently initiated a benchmarking study to address operating costs and capital expenditures.

Many well recognized publications and business institutions have honored SAIC's outstanding accomplishments with the following rankings and recognitions:

- #5 America's Most Admired Companies: Computer and Data Services, Fortune (April 2004)

-    #17 500 Largest Private Companies, Forbes (November 2003)

-    #276 of the Fortune 500(TM), Fortune (April 2005)

SAIC/WORLD ENERGY TEAM

The Team's combination of in-house expertise and extensive resources in the energy market ensures that ECOE's requirements will be met. Our skill sets and track record ensure that the Team will be responsive to any emerging requirements throughout the life of the contract.

This partnership is based on complementary skill sets. WE provides market expertise and technology while SAIC provides proven public sector project management capabilities (i.e., CAPM and CAPC). This seamless integration of capabilities provides government customers with the right mix of process and technology for competitive, transparent and auditable procurements.

Together, the Team has managed nearly 30 major aggregations consisting of hundreds of accounts and auctions for government and commercial customers over the past four years. This includes a number of auctions procuring energy greater than the ECOE's requirements from both an energy value and complexity standpoint.

The work will be managed from WE's Worcester, MA office but a significant amount of day to day work will be run out of SAIC's McLean, VA office. None of the other 150 SAIC offices world-wide will be involved unless additional energy expertise is required during the course of the contract.

WORLD ENERGY SOLUTIONS OFFICE:   SAIC MCLEAN, VA OFFICE:
------------------------------   -----------------------
World Energy Solutions           Science Applications International Corporation
446 Main Street                  1710 SAIC Drive
Worcester, MA 01608              McLean, VA 22102
Phone: 508-459-8100              Phone: 703-676-4627
Fax: 508-459-8101                Fax: 703-821-7938
URL: www.worldenergy.com         URL: www.saic.com

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

4.13 PROCUREMENT MARKETING

Throughout the multitude of experience with energy auctions, the Team has found that bidding is more aggressive when there is a greater load and more participating suppliers. Thus, the Team's goal is to maximize both. This is done at two levels: the first is to market internally so that all available federal loads are included; secondly, the Team actively markets to all registered suppliers notifying them of the procurement in order to produce maximum participation. In doing both effectively, the Team can increase both the competitiveness and size of energy aggregations.

As our past performance attests, the Team has been successful in this area. This is due in large measure to our process and success rate. Because we are not replacing current procurement processes but rather complementing them, the process is easy for agencies grasp and support. Our success rate encourages supplier participation because they know our customers understand the process and are able to make decisions. In other words, contracts are awarded as a result of our work and suppliers are eager to compete for real business rather simply than take part in nothing more than a technology demonstration. The Team's process works and delivers results for both our customers and suppliers.

These capabilities and expertise are highlighted in the past performance write-ups in Section 4.11 for MDGS and the MA OSD. For MDGS, the Team was able to increase the size of the auction by 118%, through effectively marketing agencies such as the Maryland Stadium Authority and numerous state universities. For OSD, the Team has been able to increase the size of the auction by over 30% by individually explaining the benefits of aggregation to the Massachusetts Turnpike Authority, other non-executive agencies, various colleges and universities, cities, and non human and social service non-profits

4.14 REFERENCES

This section contains six references a number of letters of recommendation attesting to the quality of our services and the success of the Team. The letters are from MDGS and the District of Columbia. The Team has conducted auctions for each of these customers equal to or greater than ECOE's requirements.

NO.   REFERENCE CONTACT INFORMATION
---   -----------------------------
 1    Mr. Carl LaVerghetta
      Director of Procurement
      Maryland Department of General Services
      (410) 767-4429
      Carl.Laverghetta@dgs.state.md.us

 2    Ms. Elizabeth Kilpatrick
      Assistant Commodity Manager / Contracting Officer
      Government of the District of Columbia
      Office of Contracting and Procurement

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

NO.   REFERENCE CONTACT INFORMATION
---   -----------------------------
      (202) 724-4052
      Elizabeth.kilpatrick@dc.gov

 3    Mr. James Ferri
      Procurement Team Leader, Energy
      Commonwealth of Massachusetts
      Operational Services Division
      (617) 720-3168
      james.ferri@osd.state.ma.us

 4    [**]

 5    [**]

 6    [**]


                           FIGURE 16: TEAM REFERENCES

4.15 FINANCIAL INFORMATION

WE is the market share leader in the on-line procurement of electricity and natural gas. Since founding, WE has facilitated contracts for over 11,000,000,000 kWh and 34,000,000,000 cubic feet of natural gas on behalf of [**] customers and over [**] accounts. The company is growing at over 50% per annum, more than doubling revenue over the past two years, and is projected to continue to grow at that rate for 2005. The company was profitable at both the operating income and net income lines in 2004 and continues to be so in the first half of 2005. The company is also cash flow positive for the first six months of 2005.

In addition, World Energy has become the partner of choice for a number of major consultancies and demand side energy firms including SAIC, [**], Johnson Controls, and Cargill Energy Services. These firms have performed their due diligence and have made major investments to create an offering that incorporates WE's platform and procurement process. These firms also provide a pool of resources that WE can tap into to mitigate spikes in workload and demand for services. Our partnership with SAIC has created a formidable team in support Federal, State and Local government opportunities. Similarly partnering with Johnson Controls and Cargill has enabled WE to effectively serve national Fortune 500(TM) companies.

WE's partner in this engagement is SAIC, which was founded in 1969 as a scientific consulting firm focusing on government contracts. Ranked 276 on the Fortune 500(TM) list, SAIC is the

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

nation's largest employee-owned research and engineering company, providing information technology, systems integration and eSolutions to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, transportation and logistics. With annual revenues of $7.2 billion, a 23% increase from the previous year, SAIC and its subsidiaries, have more than 43,000 employees at offices in more than 150 cities worldwide. SAIC's innovative organizational structure, which includes wholly owned subsidiaries, partially owned consolidated companies and equity investments, has created new avenues for the Company's continuing growth and success. While the company focuses on the primary markets listed above, SAIC also pursues business in many new areas, such as optical networking, Internet telephony, and electronic commerce.

Based on our successfully serving GSA and ECOE for the past four plus years, the Team is confident that it will be able to deliver the service level and results to which the GSA and the ECOE has become accustomed.

4.16 UTILITY AND ACCOUNTS SERVED

                (GEOGRAPHIC SPAN OF THE TEAM'S PROCUREMENTS MAP)

             FIGURE 17: GEOGRAPHIC SPAN OF THE TEAM'S PROCUREMENTS

Through the team's auditable and transparent process, government clients have awarded supply contracts serving accounts in more than 60 utilities and 27 states. Figure 17 shows the states the Team is actively serving customers in. Regarding electricity, the Team is active in nearly every competitive market. In total, the Team has served nearly [**] government accounts since 2001.

Detailed information regarding the number of utilities and states client accounts have been served in based on energy supply contract awards through the Team's real-time, online reverse auction platform is provided in Appendix F.

4.17 PRICE TO BEAT APPROACH

The Team conducts detailed price-to-beat benchmark analysis on every account in an aggregation, rather than estimate the price-to-beaat on the entire load. This detailed analysis enables the Team to architect RFPs in a way that provides customers with the most information upon which to base its contracting decisions. Utilizing account by account pricing benchmarks, WE can run auctions for subsets of the load versus running the load in its entirety, to assure that each segment stands on its own economically. For example for a large state aggregation, the Team was able to parse out streetlight accounts, create a benchmark, and run a separate auction. The benchmarks for the streetlights and the auction results indicated that it was uneconomic for

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

these accounts to switch to competitive supply. Without the streetlights in the aggregation, the Team was able to avoid account cross-subsidization and attain a lower price for the accounts for which it was economical to switch to competitive supply. Without the separate price-to-beat benchmarks, the streetlights would have been placed on competitive supply and the average price for the aggregation would have been higher for all accounts, resulting in higher costs and lower savings.

An example of the Team's price to beat analysis calculated at the individual account level is provided in Appendix G. This procurement included over 100 accounts.

4.18 AWARDS

Over the past four years the Team's customers have won numerous awards from a variety of associations and organizations. The common theme throughout all these awards is the use of innovative technology to deliver value and cost avoidance savings from rates offered by the local utilities. The awards include:

- National Association of State Facilities Administrators (NASFA) awarded Secretary Boyd Rutherford from the State of Maryland with the 2005 Innovation Award. A press release regarding this award is presented in Appendix B.

- National Association of State Chief Administrators (NASCA) awarded Secretary Boyd Rutherford from the State of Maryland with the 2005 Outstanding Program Award. A press release regarding this award is presented in Appendix B.

- The US Closing the Circle Whitehouse award was given to Brian Magden, Ken Shutika, Linda Collins, Lou Lozito, and Mike Ziskind in 2004 for procuring Greenpower for Federal and non Federal facilities in NYC and NJ. The team of WE and SAIC facilitated both procurements.

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

                             WORLD ENERGY SOLUTIONS

5    TECHNICAL APPROACH

The Team has demonstrated capabilities providing all of the services described in the ECOE's detailed scope of services for both electricity and natural gas procurements. The process has been fine-tuned with each engagement to better assist our clients in getting everything they need and want. The following figure displays the Team's structured procurement approach. Within the tasks listed, all requirements of the ECOE's RFP are met.

5.1  PROCUREMENT PROCESS

In addition to providing strategic energy planning, supply sourcing, and supply management, the Team's procurement process encompasses additional activities to help ensure the success of the procurement. The Team's process typically involves an online, real-time reverse energy auction. The services have been organized into three categories: Pre-Auction Tasks, Auction Tasks, and Post-Auction Tasks (see Figure 18).

                                  (FLOW CHART)

             FIGURE 18: THE TEAM'S COMPREHENSIVE PROCUREMENT PROCESS

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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                             WORLD ENERGY SOLUTIONS

5.1.1 PRE-AUCTION TASKS

                                  (FLOW CHART)

                          FIGURE 19: PRE-AUCTION TASKS

Pre-Auction Tasks (see Figure 19) comprise the first set of activities in the procurement process. These activities create a strong foundation necessary to perform a successful procurement:

- PROVIDE MARKET EXPERTISE (ON-GOING ACTIVITY THROUGHOUT THE PROCESS) - The Team's market expertise can first and foremost be attributed to the number of auctions that the Team has run. This expertise is brought to bear in a number of important areas including analysis of rates and tariffs, an assessment of procurement options, renewable power requirements, development and execution of the supply solicitation, and locating and pre-qualifying suppliers. Using the results of this analysis, the Team develops a comprehensive procurement strategy and implements a total supply-side management solution for client accounts.

- PROCESS EDUCATION AND MARKETING SUPPORT - The Team will educate ECOE and ECOE's customers on the Team's process. This includes how the Team will analyze accounts and aggregate them into RFPs in order to promote more competition and bidding; how the Team will locate and pre-qualify reputable suppliers to bid on the energy load; what contract options ECOE may want to consider, and how the Team will market the procurement opportunity to other eligible entities. For MDGS, the Team met with state agencies such as Camden Yards, Raven's Stadium, and numerous state universities to explain the process, encourage them to participate in the procurement, and collect account data. The Team was able to increase the size of the auction by 118%, resulting in greater load and more competitive prices. The Team recommends this approach to ECOE.

- COLLECT AND ANALYZE ENERGY CONSUMPTION DATA - The Team will collect agency account and market data pertaining for all accounts in the procurement. Additionally, we will pull utility quality data direction from the utility. Data requirements will be defined and a database of all identified sources of data will be created. This information is reviewed and analyzed for tariff rates, 12-month interval usage data, etc. in order to help develop a comprehensive procurement strategy. The analyzed data is also used to establish a benchmark (e.g. price-to-beat). This benchmark, developed in conjunction with ECOE, is used to evaluate prices immediately following an auction in order to determine estimated cost avoidance savings. For MDGS, the Team developed a 26,000 line usage database of utility quality data including six rate classes and two utilities. This provides suppliers with the highest quality data in a format that facilities analysis in their own pricing models, which decreases risk premiums in bid prices.

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                             WORLD ENERGY SOLUTIONS

- CONDUCT A SUPPLIER SURVEY - The Team believes that it is essential to poll the suppliers who are active and licensed suppliers in the relevant utility in order to determine the best market strategies, resulting in the most competitive bids. Surveying suppliers will inform ECOE of any market or local distribution company (LDC) regulations that may drive up the risk premium in bid prices.

- ASSESS COMMODITY PROCUREMENT OPTIONS - The Team will review current energy commodity purchases and methods to identify areas for improvement and cost avoidance savings. The Team believes that it is crucial to meet with ECOE, as well as the points of contacts (POCs) for potential shareholders and involved agencies in an effort to fully understand their objectives and needs. With the knowledge of everyone's objectives, the merits of different procurement strategies can be evaluated and used to create a set of purchasing options for the agencies that reflect market realities. The Team will also research utility switch rules in the relevant utility or utilities in order to determine when to perform the procurement auction and to avoid any penalties upon switching from the LDC. Also, information will be provided regarding the best time to hold the procurement based on the market conditions and ECOE's specified timelines.

- GREEN/RENEWABLE ENERGY - The Team will assess any requirements for the procurement of renewable energy and also assist in certifying any renewable energy credits resulting from energy supply contract awards as well as other Federal projects. Procurement options will be included as part of the overall strategy. Renewable energy typically costs more per unit than generic energy, although the Team has found that addressing them as part of the process can result in reduced and even no price premiums. The Team was able to obtain 100 million kWh of environmentally friendly green power for MDGS at no additional cost premium when compared to conventional power bids received for the same accounts that day. The team can address all of the ECOE's renewable goals by providing expertise in both green commodity procurement and assisting in energy credit certification.

- PROCUREMENT STRATEGY - The Team will prepare a formal procurement strategy. The plan will describe the different options, assess the merits of each, and make recommendations on procurement strategies. The Team will assist the ECOE with reaching pricing decisions that adhere to cost avoidance savings goals regarding price risk avoidance, maximizing savings, and other objectives including renewable power goals.

- LOCATE AND PRE-QUALIFY REPUTABLE SUPPLIERS - The Team will notify 100% of suppliers registered in the utility and advertise the opportunity. The Team is familiar with and has existing relationships with most suppliers in currently used by ECOE. Existing relationships with these suppliers will enable the Team to draw interest and run a highly competitive procurement; ultimately helping to ensure that ECOE's goals are met. The Team will assist ECOE in pre-qualifying suppliers through the use of available information such as: Dunn and Bradstreet Credit Reports, FERC Reports, etc. The Team will work with ECOE to develop sound financial qualifications that suppliers must meet in order to bid. Pre-qualify suppliers facilitates the decision making process and can result in awards in less than 24 hours, which decreases the risk premium in bid prices. All suppliers deemed acceptable will be registered on the platform if they are not already a registered user.

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                             WORLD ENERGY SOLUTIONS

- ASSIST WITH THE CREATION OF RFP TO SUPPLIERS - The Team has experience in the development of various types of government requirements and RFPs and will assist the ECOE in determining the best contract structure for each bidding event. This will be done through an analysis of the prior twelve-month's generation/ancillary pricing for the accounts included and client agency goals and preferences. As part of the services provided to ECOE, the Team will assist with the creation and issuance of the RFPs. The final RFP will be reviewed to ensure that it meets both ECOE as well as supplier requirements. This is a critical step in the process since a poorly written RFP will result in supplier uncertainty and unnecessary risk premiums. The Team has a track record of providing recommendations for RFP language changes that both result in the lowest bid price available in the market and are acceptable to suppliers as well.

- REVIEW FINAL RFP AND CREATE PRICING SCENARIOS - The Team always performs a final review of the RFP prior to solicitation to ensure the language is as tight and clear as possible. Once the RFP is set, the Team will develop pricing scenarios, the price to beat, for each auction event. The price to beat is developed from utility quality data and from the bottom up, account by account, conducting tariff analysis on each. All price to beat analysis will be presented to ECOE for review and comment. This process is critical since it provides decision makers with robust analysis so that awards can be made quickly. This minimizes the amount of time a supplier must hold a price and therefore the risk premium, resulting in more competitive bids and additional cost avoidance savings.

- CREATE CUSTOMIZED WEBSITE AND POST USAGE DATA, RULES, ETC. - The Team will host a central, customized website that is accessible by both suppliers and ECOE, where all parties can view documents and information pertaining to the procurement inclusive of RFP numbers and times. In addition to posting the conference minutes on the auction platform, all historical usage data/demand data is posted in downloadable excel files; as are auction rules, contract terms and conditions, and other important data, including updates made to account usage data. Account data is typically posted a minimum of a week prior to the auction to allow suppliers sufficient time for internal analysis.

- HOST BIDDERS' CONFERENCES - The Team will host a number of bidders' teleconferences with potential suppliers to review the RFP and account data, collect comments, and answer suppliers' questions. The Team makes sure that suppliers understand the auction process and the RFP Ts&Cs, and that all questions are answered. The Team will assist ECOE in the notification to suppliers of the specific auction schedule inclusive of RFP numbers and times. The results of these conferences are posted on the customer specific auction web-site for all potential suppliers to access.

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                                       36

                             WORLD ENERGY SOLUTIONS

5.1.2 AUCTION TASKS

                                  (FLOW CHART)

                            FIGURE 20: AUCTION TASKS

The following tasks are performed by the Team during the day of the auction.

- ADMINISTER THE AUCTION - The Team typically conducts multiple auctions to address customer requirements and/or risk level. The Team hosts the auction on WE's web-based platform, and monitors each auction during the course of the day. The Team maintains an "audit trail" of supplier communications, bid prices, bid times, and auction results, which will be provided as part of the Team's due diligence contract file, delivered to ECOE.

- PROVIDE ANALYSIS REGARDING THE PRICES SUBMITTED - As auctions close and final bids are known, the Team immediately begins analysis of the prices. The following table shows typical post auction analysis comparing the best bids received against the benchmark rate or the price to beat. This rate is what customers would continue paying if they did not accept any of the three bids (each bid represents a different term). Though the example is a summary, a detailed report by utility and rate class is also provided as backup to the Team's recommendations. This report is also delivered to ECOE as part of the Team's deliverables. This type of analysis is conducted to provide ECOE a means to compare the bids over different terms. As the following figure shows, significant cost avoidance savings were attainable.

TERM       CONSUMPTION   BEST BID   BENCHMARK*   UNIT SAVINGS   SAVINGS
(MONTHS)   (KWH)         ($/KWH)    ($/KWH)      ($/KWH)        ($)
--------   -----------   --------   ----------   ------------   ----------
   12       70,328,301    0.0596      0.0611        0.0015        $104,161
   24      140,656,602    0.0559      0.0622        0.0063        $890,412
   36      210,984,903    0.0538      0.0635        0.0097      $2,038,768

*    Different benchmarks reflects risk, inflation, and fuel adjustments.

                     FIGURE 21: SAMPLE POST AUCTION ANALYSIS

Where applicable, cost avoidance savings are estimated using the LDC default price as a benchmark, as this represents what a customer would pay otherwise.

- CUSTOMER AND SUPPLIER COMMUNICATIONS - Typically an auction represents a collection of accounts, though it can be for one account if the size, tariff rate, or individual requirements dictate. Once an auction is over, the Team can assist in contacting participating agencies. If possible, the Team recommends establishing a Memorandum of Understanding (MOU)

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

     between ECOE and each account/agency POC allowing ECOE to make the final decision. An MOU can simplify the decision making process, although this option is not always possible. MOUs can be beneficial, for instance, if one account POC as part of an aggregation refuses to accept the auction price, but the other account POCs do; the Team will liaison with suppliers regarding the change in the load for that specific RFP to determine if the supplier will hold the price. If necessary the Team will reissue an amended RFP for an additional auction the same or next day.

- CREATE AWARD NOTIFICATIONS WITH WINNING BID AND ACCOUNT DETAILS - The Team will provide ECOE with information on the winning bid prices and the corresponding accounts in a format that can be used by ECOE to inform suppliers of an award. The Team will not bind and will not act or represent itself to perform in the capacity of the ECOE or the Contracting Officer at any time during the procurement process unless specifically authorized to do so by the ECOE. However, the Team will assist ECOE with administrative support in making a determination of which bid is the "best bid" based on ECOE's requirements. If pricing received is not reflective of a competitive market price or if the ECOE determines that more advantageous pricing can be achieved at a later date, the Team will perform up to two additional procurements for the same data set.

5.1.3 POST-AUCTION TASKS

                                  (FLOW CHART)

                          FIGURE 22: POST AUCTION TASKS

The final tasks are performed after the auction has been conducted. Some activities continue over the life of the energy contract awarded to the winning supplier.

- PROVIDE A PAPER TRAIL OF ALL PRICES SUBMITTED - The Team will provide a summary of the auction, a copy of the statement of work, the supply solicitation, teleconference notes, the auction schedule, benchmark analysis, market reports, summary and complete listing of all supplier communications, award letters, bid prices, and clearly identified submission times and lowest bid prices for each bid. This will be provided to ECOE for their files, regardless of whether or not any auction bid prices have been accepted. Additionally, ECOE will have continued access to the procurement platform over the course of the contract at no cost, and will be able to review all bidding information at its convenience.

- PROVIDE ANALYSIS OF TOTAL PROCUREMENT - The Team will provide an analysis of the total procurement in terms of accounts; load placed, bid prices, and estimated cost avoidance savings to ECOE. The process used, analyses reports, and auction results for the

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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                             WORLD ENERGY SOLUTIONS

     procurement will be provided as part of the Team's due diligence contract file that is delivered to ECOE. In addition to the above referenced deliverables, market structure briefings, benchmark price analysis, market sensitivity analysis, and contract options and price analysis reports will also be provided to ECOE.

- ASSIST THE CUSTOMER TO ENSURE SERVICE IS TRANSFERRED CORRECTLY - If new suppliers are selected, the Team will assist ECOE with the transfer of accounts to ensure that all accounts have been transitioned smoothly, without interruption or incident. If a problem arises, the Team will provide oversight to ensure that it is resolved successfully. The Team also has a process that can be utilized to allow accounts to join after a procurement.

- CONTRACT MANAGEMENT TOOLS - The Team will provide access to summary billing and contract management tools through an Internet platform that will be formatted to meet ECOE's specific needs. This password-protected on-line database will be accessible by both the ECOE and its clients and through a secure Internet connection. Copies of each supply contract issued by ECOE and specific terms will be loaded into the system to ensure smooth contract management post-auction.

- ACCOUNT USAGE DATABASE - Copies of supply bills, historical account data, and updated monthly usage data associated with each awarded supply contract will also be loaded into the system on a monthly basis. This service will not only allow access and review of relevant documents and data online, but will also help to facilitate future procurements as everything will be centrally housed in a readily accessible database.

- ENERGY MARKET NEWSLETTERS AND REPORTS - Quarterly market updates will be provided to ECOE which will help identify opportunities for additional cost avoidance savings. As WE is the largest online retail broker in the U.S., market reports are available at the utility level for over 100 natural gas and electric utilities. Information available by utility include deregulation status reports, information on switch rule days, incentives offered by each utility, information on retail pricing products available, billing options offered by active suppliers, a market outlook based on retail switching information available, and wholesale charting reports. The information provided in these quarterly reports, monthly newsletters, and through the market reports accessible directly through the platform at any time can help ECOE to gain knowledge and put together a focused marketing strategy to expand its client base.

- AD HOC REPORTS - The Team can provide reports and analysis on forward pricing curves combining data from auction results, supply publications and other industry information for both gas and electricity. These reports can be used by ECOE to estimate auction retail price expectations at any time and aid in the go to market decision making process. Additionally, ECOE can access aggregated and sanitized pricing data from WE's retail exchange upon request.

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

APPENDIX A: RESUMES

Resumes for all personnel proposed for this engagement are provided in this Appendix.

                                RICHARD DOMALESKI

Title: Founder, President, and CEO      Role: Program Manager

CONTACT INFORMATION                     UNIQUE SKILL SETS
-------------------                     -----------------
World Energy Solutions                  -    Electricity & Nat. Gas Procurement
446 Main Street                              Expertise
Worcester, MA 01608
Phone: 508-459-8102                     -    Energy Hedging & Derivatives
Fax: 508-459-8101
Mobile: 508-612-3523                    -    Program Management
Email: rdomaleski@worldenergy.com
                                        -    Market Analysis and Research

                                        -    Pricing Product Development

                                        -    Solicitation & Contracting expertise

BACKGROUND

Mr. Richard Domaleski is the Founder, President, and CEO of World Energy Solutions, Inc., and his ten years of experience in energy procurements puts him as one of the pioneers of on-line procurement for energy commodity. He was one of the first electricity brokers to secure a FERC tariff and one of the first to marry the power of the internet with the potential offered by deregulation. Mr. Domaleski takes a hands-on interest in his government customers, earning the trust and respect of high visibility agencies at the Federal and State level. In addition to overseeing the procurement process, he also plays a key role on behalf of his government customers in meeting with agencies, universities and hospitals, to encourage participation in aggregations. He has participated in a number of complex energy procurements for MA, DC, DHS, MDGS, and GSA and continues to provide program management and procurement support to all of these agencies. He has participated in competitive electricity and natural gas procurements that resulted in over $677M in government supply contract awards and worked directly with contracting officers, agency heads, and regional energy coordinators at the federal, state, and local levels.

SELECTED EXPERIENCE

CEO, WORLD ENERGY SOLUTIONS - WORLD ENERGY TEAM LEADER FOR GENERAL SERVICES ADMINISTRATION ENERGY PROCUREMENTS

- Serves as the WE Team Lead for GSA procurements which support services which are provided on a 100% performance basis. Since 2001, GSA has awarded over $526M in energy supply contracts serving over 20 Federal agencies in 27 states and more than 60 utilities across the U.S.

- Created an innovative new approach to awarding energy supply contracts, resulting in a significant increase in the number of suppliers bidding on GSA supply Solicitations with over 50 active bidders and awards made to 32 energy suppliers. Additionally, over 230M kWh of renewable power has been awarded through these procurements at a lower cost premium (compared to generic power bids) than was achievable prior to WE's involvement.

- Worked closely with a number of Federal Contracting Officers and GSA Regional Energy Coordinators in designing procurements to ensure maximum supplier and customer participation, in advising customers about market conditions, and in providing energy expertise in supporting the customer's decision-making.

CEO, WORLD ENERGY SOLUTIONS - WORLD ENERGY TEAM LEADER FOR MARYLAND DEPARTMENT OF GENERAL SERVICES ENERGY PROCUREMENTS

- Assisted DGS in directly marketing state universities, developing pricing products that allowed large client facilities to maximize Co-generational capabilities and active-load management strategies, and aggregating over 650 accounts in over six rate classes and two utilities. This procurement,

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                                       A-1

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                             WORLD ENERGY SOLUTIONS

     conducted in March 2004, resulted in $98M in supply contract awards, the state contracting for 100 MWH of renewable power at a lower price than generic power, and an estimated $11.6M in cost avoidance savings for the taxpayers of Maryland.

- Conducted additional procurement in November 2004 which resulted in over $11M in supply contract awards.

CEO, WORLD ENERGY SOLUTIONS - WORLD ENERGY TEAM LEADER FOR DISTRICT OF COLUMBIA ENERGY PROCUREMENTS

- Led the first E-procurement of electricity to serve various District of Columbia Government facilities. This procurement, which was conducted in December 2004, resulted in a $41M supply contract award including 5% or 33M kWh of renewable power. 100% of the accounts included in this procurement were placed with a competitive supplier (over 600 accounts). The contract is expected to result in cost avoidance savings of over $5.5M over 24 months and was unanimously approved by the DC City Council. Before working with World Energy, the DC Government had gone to market three times in 2004 and had not been able to award a contract based on low supplier participation and long timelines between price submittal and DC Council approval. Using World Energy's expertise, eight suppliers submitted technical requirements, five suppliers bid, and the DC City Council approved the contract in less than 24 hours from price submittal.

CONFERENCES, PRESENTATIONS, AND PROFESSIONAL AWARDS

CONFERENCES AND PRESENTATIONS

Mr. Domaleski is a well-respected and highly sought-after Featured Speaker, and has spoken at many industry conferences including Energy 2004, WEEC 2004, AEE Regional Conference, FUPWG 2003, GSA Region2 Energy Conference at the United Nations, and Energy 2003.

He and WE have appeared in the Wall Street Journal, New York Times, Inc Magazine, Purchasing Magazine, Restructuring Today and other publications.

PROFESSIONAL AWARDS AND HONORS

WE has supported its clients in winning seven awards for excellence, innovation and green-friendly procurements - including the DOE Presidential Award and the National Association of State Chief Administrators' Outstanding Program Award.

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                                       A-2

                             WORLD ENERGY SOLUTIONS

                                  CHRIS MCCALL

Title: Senior Program Manager           Role: Energy Team Task Lead

CONTACT INFORMATION                     UNIQUE SKILL SETS
-------------------                     -----------------
1710 SAIC Drive                         -    Performance Based Program Management
MS 3-7-2
McLean, VA 22102                        -    Financial and Business Case Analysis
Phone: 703-676-4970
Fax: 703-821-7938                       -    Cost - Benefit Analysis
Mobile: 703-323-5970
Email: chris.m.mccall@saic.com          -    Resource Allocation

                                        -    Knowledge Management

                                        -    Energy Sourcing

                                        -    Benchmarking / Baselining

BACKGROUND

Mr. McCall has over seven years of experience with SAIC involving such work as:
E-business development, contract review, E-procurement, program management, business development, cost and schedule risk assessments, financial reporting, budget analysis, financial forecasting, proposal preparation, and resource planning. Mr. McCall has been the program manager and primary government client interface for over $677M in electricity and natural gas supply contract awards made by government agencies through a competitive bidding process facilitated by SAIC. Mr. McCall has worked extensively with the General Services Administration, Maryland Department of General Services, and District of Columbia Office of Contracting and Procurement. For each of these clients, he has assessed existing practices for buying energy commodity and assisted each agency in implementing more effective processes through the use of technology and market expertise. For each of these agencies, these services have resulted in increased: client agency participation, supplier participation, estimated cost avoidance savings, and number of resulting supply contract awards.

SELECTED EXPERIENCE

PROJECT MANAGER, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (SAIC) - COMPETITIVE ENERGY PROCUREMENT

- Directly managed over $677M in performance-based, competitive electricity and natural gas contract awards for various federal, state, and local government clients through a reverse auction process. Supply contracts awarded as a result of these procurements serve over 3,000 accounts in 27 states. Mr. McCall is the program manager for the MA Operational Services Division procurement.

- Responsible for assisting clients in developing performance schedules and deliverables for no-upfront cost contracts, program management, customer meetings, management of SAIC's subcontractor World Energy, Inc., price benchmarking, and energy sourcing.

TECHNICAL LEAD, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (SAIC) - NATURAL GAS ACQUISITION PROGRAM SUPPORT

- Provided oversight and technical expertise including: recommending changes to contracting vehicles; terminology, processes, and reporting procedures; assisting with the implementation of solutions; assessing operations and processes; and providing recommendations regarding on-line integrated bill analysis and customer/supplier information system(s).

- Served as day-to-day task manager and primary interface between GSA's District of Columbia office, GSA's Vancouver, WA office, and two subcontractors involved in this project.

RISK ANALYST, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (SAIC) - ARMY CHEMICAL STOCKPILE DISPOSAL PROJECT

- Responsible for: facilitating interviews, documenting and compiling data, assessing overall risk to the program from a schedule and cost standpoint, comparing differences in methodology and results, and reporting directly to SAIC and Army program managers.

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                             WORLD ENERGY SOLUTIONS

EDUCATION, CERTIFICATIONS AND AFFILIATIONS

EDUCATION

1997 University of West Florida         B.S.B.A. Financial Services
                                        Specialization

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                             WORLD ENERGY SOLUTIONS

                                  MINELLA GJOKA

Title: Market Director                  Role: Member of the Energy Team

CONTACT INFORMATION                     UNIQUE SKILL SETS
-------------------                     -----------------
446 Main Street                         -    Electricity & Nat. Gas Procurement
Worcester, MA 01608                          Expertise
Phone: 508-459-8140
Fax: 508-459-8100                       -    Government Procure Procurement
Mobile: 617-240-6230                         Management
Email: mgjoka@worldenergy.com
                                        -    Program Management

                                        -    Market Analysis and Research

                                        -    Procurement Products Developments

                                        -    Solicitation & Contracting expertise.

BACKGROUND

Mr. Minella Gjoka is Market Director and government procurement manager with World Energy Solutions, and is based in Worcester, Massachusetts. Mr. Gjoka has managed several government procurements, and has deep expertise in writing solicitations, marketing aggregations to ensure greater participation and managing the entire auction process. Managing the GSA National Natural Gas Procurement, he helped extend the program to 27 states and more than 60 utilities nationwide with over 30 suppliers bidding actively. Also in the last year acting as a lead director on the State of Maryland (MDGS) and District of Columbia electric procurement, he helped to develop new pricing products, manage customer expectations resulting in close to $20M in cost avoidance savings for 3100 accounts. By combining his knowledge of the deregulated utility business with his experience working with emerging business models, Mr. Gjoka is able to bring the most efficient energy solutions to our customer partners. Also his work includes, managing WE's proprietary platform, develop pricing & energy procurement products, and creating management strategies for large procurements.

SELECTED EXPERIENCE

GOVERNMENT PROCUREMENT MANAGER, WORLD ENERGY SOLUTIONS - COMPETITIVE ENERGY PROCUREMENTS

- Directly managed strategic planning and development of competitive electricity and natural gas procurements for government clients that have resulted in over $667M in contract awards to date

- Responsible for managing customer agency requests, supplier correspondence, and special pricing products requests

MARKET DIRECTOR - NATURAL GAS, WORLD ENERGY SOLUTIONS - NATURAL GAS ACQUISITION PROGRAM

- Provided process and automation support services to the Natural Gas Acquisition Program (NGAP) organization within the General Services Administration (GSA)

- Implemented significant improvements in NGAP's procurement services and natural gas contracts

-    Positioned NGAP to serve a greater number of natural gas clients

- Created entire process to manage suppliers, provide market analysis and research, and create RFPs

INFRASTRUCTURE TECHNOLOGY (IT) MANAGER

- Acquired procurement and other IT platforms, maintained IT systems, managed development teams

- Reviewed industry best practices and other literature to develop best energy procurement strategies

-    Developed templates to assist the collection of data

-    Performed cost benefit analysis

EDUCATION, CERTIFICATIONS AND AFFILIATIONS
EDUCATION

1995 Elbasan University                 Bachelor of Linguistics and Literature

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                             WORLD ENERGY SOLUTIONS

                                 JONATHAN HARVEY

Title: Senior Economist                 Role: Member of the Energy Team

CONTACT INFORMATION                     UNIQUE SKILL SETS
-------------------                     -----------------
1710 SAIC Drive                         -    Financial and Business Case
MS 3-7-2                                     Analysis
McLean, VA 22102
Phone: 703-676-4627                     -    Acquisition Assessment and Strategy
Fax: 703-821-7938
Mobile: 703-795-8927                    -    Program Management
Email: harveyjo@saic.com
                                        -    Cost - Benefit Analysis

                                        -    Baselining

                                        -    Energy Sourcing

BACKGROUND

Mr. Jonathan Harvey is Director and Senior Economist for the Center for Economic and Financial Analysis (CEFA) in Science Applications International Corporation
(SAIC), and is based in McLean, Virginia. He has over 14 years of experience as an economist and financial analyst in the public and private sectors. He brings over 6 years of directly relevant experience in the energy sector managing electricity and natural gas procurements for Government clients, performing financial and cash flow analysis for the National Gas Acquisition Program to develop pricing strategies, targeting marketing opportunities and managing operating expenses and has conducted utility privatization studies on behalf of the Federal Government. His broad baselining and energy sourcing experience will provide the State with the required expertise to successfully prove current status and measure improvements.

SELECTED EXPERIENCE

CO- PROJECT MANAGER, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (SAIC) - COMPETITIVE ENERGY PROCUREMENTS

- Directly managing strategic planning and development of competitive electricity and natural gas procurements for government clients that have resulted in over $660M in contract awards to date

- Responsible for financial analysis, database development of utility usage, and client assessments post-procurement

- Member of the Energy Team supporting the Massachusetts Operational Services Division. Responsible for marketing the aggregation to non-executive agencies, colleges, and non-profits. Have conducted dozens of meeting with eligible participants and collected their requirements.

PROJECT MANAGER, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (SAIC) - NATURAL GAS ACQUISITION PROGRAM SUPPORT

- Provided process and automation support services to the Natural Gas Acquisition Program (NGAP) organization within the General Services Administration (GSA)

- Implemented significant improvements in NGAP's procurement services and natural gas contracts and to position NGAP to serve a greater number of natural gas clients

- Provided both cash flow and financial analysis to support decision making at NGAP

SENIOR ECONOMIST, ENTERPRISE IT PROCESS DEVELOPMENT SUPPORT CONTRACT

- Led the development of a business case analysis (BCA) guidebook and templates to evaluate enterprise application investments

- Reviewed industry best practices and other literature to develop a fresh approach to BCA

- Developed templates to assist the collection of data and cost benefit analysis

EDUCATION, CERTIFICATIONS AND AFFILIATIONS

EDUCATION

1988 Lehigh University                  Bachelor of Arts in International
                                        Relations
1993 American University                Master of Arts in Economics

AFFLIATIONS

American Economic Association

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                             WORLD ENERGY SOLUTIONS

                                 ANDREW THOMAS

Title: Director of Market Development   Role: Member of the Energy Team

CONTACT INFORMATION               UNIQUE SKILL SETS
-------------------               -----------------
446 Main Street                   -   Energy procurement expert
Worcester, MA 01608               -   Program Management
Phone: 508-459-8111               -   Baselining
Fax: 508-459-8101                 -   Energy Sourcing
Mobile: 617-308-7496
Email: athomas@worldenergy.com

BACKGROUND

Mr. Thomas has been the Director of Market Development with World Energy Solutions, Inc. (WE) since 2002. Mr. Thomas has over nine years of experience in the energy industry, on both demand-side and supply-side projects. He has extensive experience analyzing customer data, evaluating competitive trends and technical developments in the electricity and gas industries, assessing market positions and business development strategies of energy retailers, and evaluating energy service options for a broad range of organizations. Mr. Thomas has worked at the forefront of the industry's transition from a regulated environment and has facilitated business process development for utilities and suppliers in the province of Alberta, Canada.

SELECTED EXPERIENCE

DIRECTOR OF MARKET DEVELOPMENT, WORLD ENERGY, INC. (WE) - COMPETITIVE ENERGY PROCUREMENTS

- Directly managed electricity procurements in TX, MA, NY, NJ, IL, MI, TX, CA and Ontario

- Responsible for providing a full range of market analysis and procurement services to both commercial and government clients including: market analysis, solicitation development, benchmark developments, hosting bidder's conferences, and energy services provider due diligence analysis.

- Provided subject matter expertise on $370M in energy supply contract awards by GSA

DIRECTOR OF MARKET DEVELOPMENT, WORLD ENERGY, INC. (WE) - ENERGY AGGREGATION EXPERT FOR THE MASSACHUSETTS HIGH TECHNOLOGY COUNCIL AND RETAIL ENERGY PROVIDER PROJECTS IN NEW HAMPSHIRE

- Designed and launched a customer relationship management system and stratified and modeled customer prospects for New Hampshire's first statewide program for retail electricity competition

- Served as a key team member in developing and managing the first successful large-scale commercial aggregation in Massachusetts which served over 200 large commercial and industrial customers and resulted in over $20M in cost avoidance savings.

DIRECTOR OF MARKET DEVELOPMENT, WORLD ENERGY, INC. (WE) - PROCUREMENT MANAGER FOR FORD MOTOR COMPANY'S SUPPLIER PARK IN CHICAGO, IL

- Directly managed project throughout its life cycle, from conceptualization for facilities not yet built through contract execution covering the entire park.

- Responsible for determining load estimates for each facility and the aggregate level, evaluating proposals, and "post-sales" to the tenant community and their consultants. Work resulted in contracts covering over 85% of the parks' load requirements and estimated cost avoidance savings of $2M.

EDUCATION, CERTIFICATIONS AND AFFILIATIONS

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION


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

                             WORLD ENERGY SOLUTIONS

EDUCATION

1993   Union College        Bachelor of Science in Mechanical Engineering
2001   Cornell University   Master of Business Administration, Concentration
                            in eBusiness

AFFLIATIONS

Consultant for PricewaterhouseCoopers Consulting
Equity Research Associate for John Hancock Funds
Production Manager and Senior Consultant for Xenergy Inc. (now KEMA)

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                             WORLD ENERGY SOLUTIONS

                                   JANET LOOP

Title: Market Director   Role: Member of the Energy Team

CONTACT INFORMATION            UNIQUE SKILL SETS
-------------------            -----------------
446 Main Street                -    Energy Procurement
Worcester, MA 01608            -    Energy Hedging & Derivatives
Phone: 508-459-8149            -    Tariff Design & Analysis
Fax: 508-459-8101              -    Energy Efficiency Program Design
Email: jloop@worldenergy.com   -    Project Management
                               -    Contract Management

BACKGROUND

Ms. Janet Loop has over twenty years of energy industry experience in both the regulated and deregulated markets. Ms. Loop has extensive expertise in analyzing customer data; evaluating competitive trends and technical and financial developments in the electricity and natural gas industries; Ms. Loop has conducted procurements in MA, NY, NJ, PA, and Maine.

SELECTED EXPERIENCE

MARKET DIRECTOR, WORLD ENERGY SOLUTIONS, INC. - ELECTRICITY PROCUREMENTS

- Directly manages strategic planning and development of competitive electricity and natural gas procurements for commercial and industrial customers in New England and New York.

- Technical lead for MA Operational Services Division electricity procurement.

- Responsible for analyzing data; evaluating competitive trends and technical and financial developments; assessing market positions and business development strategies of energy retailers; and evaluating post procurement contracting

FINANCE MANAGER, SMARTENERGY, INC.

- Performed all tracking activities of hedges and derivatives used to manage the financial risks associate with supply costs.

-    Analyzed financial and business requirements of new target markets.

- Developed retail pricing plans and marketing strategies in the NY, NJ and PA markets

-    Negotiated physical and financial contracts for energy supply.

-    Implemented processes and procedures associated with procurement of energy.

BUSINESS MANAGER, NSTAR (BOSTON EDISON COMPANY)

- Implemented a performance management process to track, monitor and communicate the success of Customer Care operations.

- Worked on special opportunities such as transformation of the electric delivery business, mergers and acquisitions and the creation of unregulated subsidiaries (i.e. Backcomb and Energy Vision)

PRINCIPAL RESEARCH ANALYST, STAR (BOSTON EDISON COMPANY)

-    Developed rate tariffs for commercial and industrial customers.

-    Developed, implemented, monitored and evaluated energy efficiency programs.

EDUCATION, CERTIFICATIONS AND AFFILIATIONS

EDUCATION

1983   Boston College   BS, Finance
1992   Baboon College   MBA, Management Information Systems

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

                                VITANA MELESIUTE

Title: Market Director   Role: Member of the Energy Team

CONTACT INFORMATION                  UNIQUE SKILL SETS
-------------------                  -----------------
World Energy Solutions               -    Electric and gas procurement management
446 Main Street,14th Floor           -    New market assessment
Worcester, MA 01608                  -    Price to Compare Analysis
Phone: 508-752-2925                  -    Energy forward-curve estimation
Fax: 508-459-8101                    -    Project Management
Mobile: 508-615-8560
Email: vmelesiute@worldenergy.com

BACKGROUND

Ms. Melesiute has been with World Energy Solutions, Inc. since 1999, and is the Director of Electricity Markets for PJM. She has extensive expertise analyzing customer data; evaluating competitive trends; estimating forward-curves, and assessing market positions. Ms. Melesiute has been involved with several government procurements, and has strong energy consumption analysis skills

SELECTED EXPERIENCE

MARKET DIRECTOR, WORLD ENERGY SOLUTIONS

-    Responsible for customer accounts within the PJM Hub

-    Manage procurement project timelines

- Manage electric and gas procurement from data aggregation to cost avoidance savings analysis, to contracting

-    Schedule and run auctions

- Calculate the cost avoidance savings customers can expect to achieve at auction

-    Coordinate contracting between winning supplier and customer

-    Establish, maintain and enhance relationships with suppliers

- Support sales and marketing in development of marketing strategies and operational procedures

-    Create new market assessments

-    Research and build forward-curve pricing algorithms

-    Developing wholesale/retail index for use in customer pricing expectations

-    Develop new pricing products

SUPPLY DESK ANALYST, WORLD ENERGY SOLUTIONS

- Collected and analyzed energy consumption data in order to establish a price to compare

-    Determined customer specific cost avoidance savings in various markets

-    Created tariff models for use in price to compare analyses

- Conducted research on deregulated markets to determine the competitive landscape in each market

- Created and implemented the forward looking market price tool used for projecting auction results

DATA ANALYST, VZ TRADING COMPANY, LITHUANIA

-    Maintained filing system and data entry

-    Maintained accounting spreadsheets

-    Prepared invoices for supplier

EDUCATION, CERTIFICATIONS AND AFFILIATIONS

EDUCATION

1994 - 1998   Faunas University of Technology,   Bachelor of Business
              Lithuania                          Administration
1992 - 1994   Faunas Polytechnic Institute,      Chemical Technology
              Lithuania

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                             WORLD ENERGY SOLUTIONS

                                   TERESA BRAY

Title: Financial Analyst   Role: Member of the Energy Team

CONTACT INFORMATION              UNIQUE SKILL SETS
-------------------              -----------------
1710 SAIC Drive                  -    Financial and Business Case Analysis
MS 3-7-2                         -    Cost - Benefit Analysis
McLean, VA 22102                 -    Resource Allocation
Phone: 540-349-0121              -    Knowledge Management
Fax: 703-821-7938
Mobile: 703-928-9900
Email: sandra.t.bray@saic.com

BACKGROUND

Mrs. Bray is a Financial Analyst in the Strategies Business Unit for Science Applications International Corporation (SAIC). Ms. Bray has over 7 years of financial analysis/project control experience. She was Summa Cum Laude with a BBA and a double major in Business Administration and Marketing. She has worked on numerous projects in both the financial and project control arena in the public sector. In both she reconciled numerous years of outstanding items saving SAIC thousands of dollars. She has worked on such contracts as the HESS Y2K, NIMA, and several different energy auctions. She brings over 2 years of directly relevant experience in the energy sector providing a wide variety of support at multiple levels. She has managed data reconciliation, analysis, and quality assurance. Her wide knowledge base will help ensure all data used is accurate and her expertise will lend itself to a successful procurement.

SELECTED EXPERIENCE

PROGRAM SUPPORT, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (SAIC) - COMPETITIVE ENERGY PROCUREMENT

- Provided various levels of support on numerous federal, state, and government agencies' energy auctions throughout the year. This is inclusive of the Natural Gas Acquisition Program (NGAP), Maryland Department of General Services (MDGS), and General Services Administration (GSA)

- Responsible for data reconciliation, research, business development, and quality assurance

PROJECT SUPPORT, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (SAIC) - DISTRIBUTED LEARNING PROGRAM

-    Provided business case analysis support

-    Responsible for research into various mediums of distributed learning

FINANCIAL ANALYST, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (SAIC) - NATIONAL IMAGERY MAPPING ASSOCIATION (NIMA)

-    Provided financial support to aid in cost analysis and forecasting

- Responsible for auditing, reconciliation, and reviewing numerous accounts, prepared year -to-date estimates, and was involved in forecasting

EDUCATION, CERTIFICATIONS AND AFFILIATIONS

EDUCATION

1995   Radford University   Bachelor of Business Administration

AFFLIATIONS

American Management Association

                 WORLD ENERGY SOLUTIONS PROPRIETARY INFORMATION

                               (WORLD ENERGY LOGO)

September 7, 2005

General Services Administration
Energy Center of Expertise (WPE)
301 7th Street, SW
Room 4004
Washington, DC 20407

Attention: Linda Collins, Contracting Officer

Subject:   World Energy Solutions Price Proposal

Reference: Solicitation No. GS-00P-05-BSC-0364 "Energy Supply Acquisition
           Management Services"

Dear Ms. Collins:

World Energy Solutions (WE) is pleased to submit the price proposal in response to the reference request. In accordance with the RFP Instructions, a single indicative fee for both the gas and electric procurement scenarios included in the RFP is provided here. The indicative fees encompass all of WE's cost to provide the services described in Section A of the RFP including but not limited to: tariff and rate analysis at the account level, price to beat analysis at the RFP level and pulling utility quality data directly from utilities for all accounts included.

    GAS       $[**] per dth
ELECTRICITY   $[**] per kWh

The indicative fees presented here are very competitive and based on two key assumptions. First, they reflect the scenarios included in the RFP. Different auction scenarios (e.g., number of accounts, load, etc.) could result in different fees. Secondly, the indicative fees are based on increasing the volume of business between WE and the Energy Center of Expertise (ECOE). This contract will create a long term partnership between WE and the ECOE enabling us to actively market the program, which will naturally increase the volume of business.

As described in the Evidence of Technical Qualifications volume, the WE Team includes the right mix of expertise, process, and technology to provide the General Services Administration's Energy Center of Expertise with a comprehensive energy procurement and contract management solution. The approach set forth is based on the lessons learned of procuring over $1 billion in energy commodity for various Fortune 500(TM) and government clients. The proposed team has more than four years of experience working together providing government agencies with a transparent and auditable process to procure energy. The Team has an unequaled record of results for our customers in terms of achieving budget certainty, risk mitigation, cost savings, and awards.

                               (WORLD ENERGY LOGO)

Over the course of thousands of auction events, the Team has found time and time again that the reverse auction squeezes more savings out of the process than other procurement methods. Even with the fee embedded in the price, customers typically save more with the auction than they would if they went with another procurement solution. Customers report savings in the 5-30% range using the Team's comprehensive procurement process. We look forward to working with the Energy Center of Expertise to achieve its energy objectives.

Should you have any questions or require additional information, please contact Phil Adams at (508) 459-8100, by fax at (508) 459-8101 or by email at padams@worldenergy.com.

Sincerely,


/s/ Phil Adams
-------------------------------------
Phil Adams
Chief Operation Officer
WORLD ENERGY SOLUTIONS

SECTION B: FEDERAL ACQUISITION REGULATIONS (FAR) CLAUSES

B.1  CLAUSES INCORPORATED BY REFERENCE

     The FAR Can Be Accessed at the Following Internet Address:
     HTTP://WWW.ARNET.GOV/FAR/

     (a)  FAR 52.212-1   INSTRUCTIONS TO OFFERORS-COMMERCIAL ITEMS (JAN 2005)
                         [Reference FAR 12.301(b)(1)]

     (b)  FAR 52.212-4   CONTRACT TERMS AND CONDITIONS-COMMERCIAL ITEMS (OCT
                         2003) [Reference FAR 12.301(b)(3)]

B.2  CLAUSES IN FULL TEXT

FAR 52.204-6   DATA UNIVERSAL NUMBERING SYSTEM (DUNS) NUMBER (OCT 2003)
               [Reference FAR 4.603(a)]

     (a) The offeror shall enter, in the block with its name and address on the cover page of its offer, the annotation "DUNS" or "DUNS+4" followed by the DUNS number or "DUNS+4" that identifies the offeror's name and address exactly as stated in the offer. The DUNS number is a nine-digit number assigned by Dun and Bradstreet, Inc. The DUNS+4 is the DUNS number plus a 4-character suffix that may be assigned at the discretion of the offeror to establish additional CCR records for identifying alternative Electronic Funds Transfer (EFT) accounts (see Subpart 32.11) for the same parent concern.

     (b) If the offeror does not have a DUNS number, it should contact Dun and Bradstreet directly to obtain one.

          (1)  An offeror may obtain a DUNS number-

               (i) If located within the United States, by calling Dun and Bradstreet at 1-866-705-5711 or via the Internet at http://www.dnb.com; or

               (ii) If located outside the United States, by contacting the local Dun and Bradstreet office.

          (2) The offeror should be prepared to provide the following information:

               (i)  Company legal business name.

               (ii) Tradestyle, doing business, or other name by which your entity is commonly recognized.

               (iii) Company physical street address, city, state and Zip Code.

               (iv) Company mailing address, city, state and Zip Code (if separate from physical).

               (v)  Company telephone number.

               (vi) Date the company was started.

               (vii) Number of employees at your location.

               (viii) Chief executive officer/key manager.

               (ix) Line of business (industry).

               (x) Company Headquarters name and address (reporting relationship within your entity).

                               (End of provision)

FAR 52.204-7   CENTRAL CONTRACTOR REGISTRATION (OCT 2003)
               [Reference FAR 4.1104]

     (a)  Definitions. As used in this clause:

     "Central Contractor Registration (CCR) database" means the primary Government repository for Contractor information required for the conduct of business with the Government.

     "Data Universal Numbering System (DUNS) number" means the 9-digit number assigned by Dun and Bradstreet, Inc. (D&B) to identify unique business entities.

     "Data Universal Numbering System +4 (DUNS+4) number" means the DUNS number assigned by D&B plus a 4-character suffix that may be assigned by a business concern. (D&B has no affiliation with this 4-character suffix.) This 4-character suffix may be assigned at the discretion of the business concern to establish additional CCR records for identifying alternative Electronic Funds Transfer (EFT) accounts (see the FAR at Subpart 32.11) for the same parent concern.

     "Registered in the CCR database" means that:

          (1) The Contractor has entered all mandatory information, including the DUNS number or the DUNS+4 number, into the CCR database; and

          (2) The Government has validated all mandatory data fields and has marked the record "Active".

     (b) (1) The Contractor shall be registered in the CCR database by April 1, 2005. The Contractor shall maintain registration during performance and through final payment of this contract.

          (2) The Contractor shall enter, in the block with its name and address on the cover page of the SF 30, Amendment of solicitation/Modification of Contract, the annotation "DUNS" or "DUNS +4" followed by the DUNS or DUNS +4 number that identifies the Contractor's name and address exactly as stated in this contract. The DUNS number will be used by the Contracting Officer to verify that the Contractor is registered in the CCR database.

          (3) The offeror shall enter, in the block with its name and address on the cover page of its offer, the annotation "DUNS" or "DUNS +4" followed by the DUNS or DUNS +4 number that identifies the offeror's name and address exactly as stated in the offer. The DUNS number will be used by the Contracting Officer to verify that the offeror is registered in the CCR database.

     (c) If the offeror does not have a DUNS number, it should contact Dun and Bradstreet directly to obtain one.

          (1)  An offeror may obtain a DUNS number-

               (i) If located within the United States, by calling Dun and Bradstreet at 1-866-705-5711 or via the Internet at http://www.dnb.com; or

               (ii) If located outside the United States, by contacting the local Dun and Bradstreet office.

          (2) The offeror should be prepared to provide the following information:

               (i)  Company legal business.

               (ii) Tradestyle, doing business, or other name by which your entity is commonly recognized.

               (iii) Company Physical Street Address, City, State, and Zip Code.

               (iv) Company Mailing Address, City, State and Zip Code (if
                    separate from physical).

               (v)  Company Telephone Number.

               (vi) Date the company was started.

               (vii) Number of employees at your location.

               (viii) Chief executive officer/key manager.

               (ix) Line of business (industry).

               (x) Company Headquarters name and address (reporting relationship within your entity).

     (d) If the Offeror does not become registered in the CCR database in the time prescribed by the Contracting Officer, the Contracting Officer will proceed to award to the next otherwise successful registered Offeror.

     (e) Processing time, which normally takes 48 hours, should be taken into consideration when registering. Offerors who are not registered should consider applying for registration immediately upon receipt of this solicitation.

     (f) The Contractor is responsible for the accuracy and completeness of the data within the CCR database, and for any liability resulting from the Government's reliance on inaccurate or incomplete data. To remain registered in the CCR database after the initial registration, the Contractor is required to review and update on an annual basis from the date of initial registration or subsequent updates its information in the CCR database to ensure it is current, accurate and complete. Updating information in the CCR does not alter the terms and conditions of this contract and is not a substitute for a properly executed contractual document.

     (g) (1) (i) If a Contractor has legally changed its business name, "doing business as" name, or division name (whichever is shown on the contract), or has transferred the assets used in performing the contract, but has not completed the necessary requirements regarding novation and change-of-name agreements in Subpart 42.12, the Contractor shall provide the responsible Contracting Officer a minimum of one business day's written notification of its intention to (A) change the name in the CCR database; (B) comply with the requirements of Subpart 42.12 of the FAR; and (C) agree in writing to the timeline and procedures specified by the responsible Contracting Officer. The Contractor must provide with the notification sufficient documentation to support the legally changed name. (ii) If the Contractor fails to comply with the requirements of paragraph (g)(1)(i) of this clause, or fails to perform the agreement at paragraph (g)(1)(i)(C) of this clause, and, in the absence of a properly executed novation or change-of-name agreement, the CCR information that shows the Contractor to be other than the Contractor indicated in the contract will be considered to be incorrect information within the meaning of the "Suspension of Payment" paragraph of the electronic funds transfer
          (EFT) clause of this contract.

          (2) The Contractor shall not change the name or address for EFT payments or manual payments, as appropriate, in the CCR record to reflect an assignee for the purpose of assignment of claims (see FAR Subpart 32.8, Assignment of Claims). Assignees shall be separately registered in the CCR database. Information provided to the Contractor's CCR record that indicates payments, including those made by EFT, to an ultimate recipient other than that Contractor will be considered to be incorrect information within the meaning of the "Suspension of payment" paragraph of the EFT clause of this contract.

     (h) Offerors and Contractors may obtain information on registration and annual confirmation requirements via the internet at http://www.ccr.gov or by calling 1-888-227-2423, or 269-961-5757.

                                 (End of clause)

FAR 52.212-2   EVALUATION-COMMERCIAL ITEMS (JAN 1999)
               [Reference FAR 12.301(c)]

     (a) The Government will award a contract(s) resulting from this solicitation to the responsible Offeror(s) whose offer(s) conforming to the solicitation will be most advantageous to the Government, price and other factors considered. The Government will evaluate PRICE and TECHNICAL FACTORS:

     (b) A written notice of award or acceptance of an offer, mailed or otherwise furnished to the successful Offeror within the time for acceptance specified in the offer, shall result in a binding contract without further action by either party. Before the offer's specified expiration time, the Government may accept an offer (or part of an offer), whether or not there are negotiations after its receipt, unless a written notice of withdrawal is received before award.

                               (End of provision)

FAR 52.212-5   CONTRACT TERMS AND CONDITIONS REQUIRED TO IMPLEMENT STATUTES OR
               EXECUTIVE ORDERS - COMMERCIAL ITEMS (JAN 2005)
               [Reference FAR 12.301(b)(4)]

     (a) The Contractor shall comply with the following Federal Acquisition Regulation (FAR) clause, which is incorporated in this contract by reference, to implement provisions of law or Executive orders applicable to acquisitions of commercial items:

          (1)  52.233-3, Protest after Award (Aug 1996) (31 U.S.C. 3553).

          (2) 52.233-4, Applicable Law for Breach of Contract Claim (OCT 2004) (Pub.L. 108-77, 108-78)

     (b) The Contractor shall comply with the FAR clauses in this paragraph (b) that the Contracting Officer has indicated as being incorporated in this contract by reference to implement provisions of law or Executive orders applicable to acquisitions of commercial items:

[Contracting Officer check as appropriate.]

[X]  (1) 52.203-6, Restrictions on Subcontractor Sales to the Government (Jul
     1995), with Alternate I (Oct 1995) (41 U.S.C. 253g and 10 U.S.C. 2402).

[ ]  (2) 52.219-3, Notice of Total HUBZone Set-Aside (Jan 1999) (15 U.S.C.
     657a).

[X] (3) 52.219-4, Notice of Price Evaluation Preference for HUBZone Small Business Concerns (Jan 1999) (if the offeror elects to waive the preference, it shall so indicate in its offer) (15 U.S.C. 657a).

[ ] (4) (i) 52.219-5, Very Small Business Set-Aside (June 2003) (Pub. L. 103-403, section 304, Small Business Reauthorization and Amendments Act of
     1994).

[ ]  (ii) Alternate I (Mar 1999) of 52.219-5.

[ ]  (iii) Alternate II (June 2003) of 52.219-5.

[ ] (5)(i) 52.219-6, Notice of Total Small Business Set-Aside (June 2003) (15 U.S.C. 644).

[ ]  (ii) Alternate I (Oct 1995) of 52.219-6.

[ ]  (iii) Alternate II (Mar 2004) of 52.219-6.

[ ] (6)(i) 52.219-7, Notice of Partial Small Business Set-Aside (June 2003) (15 U.S.C. 644).

[ ]  (ii) Alternate I (Oct 1995) of 52.219-7.

[ ]  (iii) Alternate II (Mar 2004) of 52.219-7.

[X] (7) 52.219-8, Utilization of Small Business Concerns (May 2004) (15 U.S.C. 637(d)(2) and (3)).

[X] (8)(i) 52.219-9, Small Business Subcontracting Plan (Jan 2002) (15 U.S.C. 637(d)(4).

[ ]  (ii) Alternate I (Oct 2001) of 52.219-9.

[ ]  (iii) Alternate II (Oct 2001) of 52.219-9.

[ ] (9) 52.219-14, Limitations on Subcontracting (Dec 1996) (15 U.S.C. 637(a)(14)).

[ ] (10)(i) 52.219-23, Notice of Price Evaluation Adjustment for Small Disadvantaged Business Concerns (June 2003) (Pub. L. 103-355, section 7102, and 10 U.S.C. 2323) (if the offeror elects to waive the adjustment, it shall so indicate in its offer).

[ ]  (ii) Alternate I (June 2003) of 52.219-23.

[ ]  (11) 52.219-25, Small Disadvantaged Business Participation
     Program-Disadvantaged Status and Reporting (Oct 1999) (Pub. L. 103-355, section 7102, and 10 U.S.C. 2323).

[ ]  (12) 52.219-26, Small Disadvantaged Business Participation
     Program-Incentive Subcontracting (Oct 2000) (Pub. L. 103-355, section 7102, and 10 U.S.C. 2323).

[ ] (13) 52.219-27, Notice of Total Service-Disabled Veteran-Owned Small Business Set-Aside (May 2004).

[X]  (14) 52.222-3, Convict Labor (June 2003) (E.O. 11755).

[X]  (15) 52.222-19, Child Labor-Cooperation with Authorities and Remedies (June
     2004) (E.O. 13126).

[X]  (16) 52.222-21, Prohibition of Segregated Facilities (Feb 1999).

[X]  (17) 52.222-26, Equal Opportunity (Apr 2002) (E.O. 11246).

[X] (18) 52.222-35, Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Dec 2001) (38 U.S.C.
     4212).

[X] (19) 52.222-36, Affirmative Action for Workers with Disabilities (Jun 1998) (29 U.S.C. 793).

[X] (20) 52.222-37, Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (Dec 2001) (38 U.S.C.
     4212).

[X] (21) 52.222-39, Notification of Employee Rights Concerning Payment of Union Dues or Fees (DEC 2004) (E.O. 13201)

[ ] (22)(i) 52.223-9, Estimate of Percentage of Recovered Material Content. for EPA-Designated Products (Aug 2000) (42 U.S.C. 6962(c)(3)(A)(ii)).

[ ]  (ii) Alternate I (Aug 2000) of 52.223-9 (42 U.S.C. 6962(i)(2)(C)).

[ ]  (23) 52.225-1, Buy American Act-Supplies (June 2003) (41 U.S.C. 10a-10d).

[ ] (24)(i) 52.225-3, Buy American Act-Free Trade Agreements-Israeli Trade Act (Jan 2005) (41 U.S.C. 10a-10d, 19 U.S.C. 3301 note, 19 U.S.C. 2112 note,
     Pub. L. 108-77, 108-78).

[ ]  (ii) Alternate I (Jan 2004) of 52.225-3.

[ ]  (iii) Alternate II (Jan 2004) of 52.225-3.

[X]  (25) 52.225-5, Trade Agreements (JAN 2005) (19 U.S.C. 2501, et seq., 19
     U.S.C. 3301 note).

[X] (26) 52.225-13, Restrictions on Certain Foreign Purchases (Dec 2003) (E.o.s, proclamations, and statutes administered by the Office of Foreign Assets Control of the Department of the Treasury).

[ ] (27) 52.225-15, Sanctioned European Union Country End Products (Feb 2000) M.O. 12849).

[ ] (28) 52.225-16, Sanctioned European Union Country Services (Feb 2000) (E.O. 12849).

[ ]  (29) 52.232-29, Terms for Financing of Purchases of Commercial Items (Feb
     2002) (41 U.S.C. 255(f), 10 U.S.C. 2307(f)).

[ ] (30) 52.232-30, Installment Payments for Commercial Items (Oct 1995) (41 U.S.C. 255(f), 10 U.S.C. 2307(f)).

[ ] (31) 52.232-33, Payment by Electronic Funds Transfer-Central Contractor Registration (Oct 2003) (31 U.S.C. 3332).

[ ] (32) 52.232-34, Payment by Electronic Funds Transfer-Other than Central Contractor Registration (May 1999) (31 U.S.C. 3332).

[X]  (33) 52.232-36, Payment by Third Party (May 1999) (31 U.S.C. 3332).

[ ]  (34) 52.239-1, Privacy or Security Safeguards (Aug 1996) (5 U.S.C. 552a).

[ ] (35)(i) 52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (Apr 2003) (46 U.S.C. Appx 1241 and 10 U.S.C. 2631).

[ ]  (ii) Alternate I (Apr 2003) of 52.247-64.

     (c)  The Contractor shall comply with the FAR clauses in this paragraph
          (c), applicable to commercial services, that the Contracting Officer has indicated as being incorporated in this contract by reference to implement provisions of law or Executive orders applicable to acquisitions of commercial items:

[Contracting Officer check as appropriate.]

[ ] (1) 52.222-41, Service Contract Act of 1965, as Amended (May 1989) (41 U.S.C. 351, et seq.).

[ ] (2) 52.222-42, Statement of Equivalent Rates for Federal Hires (May 1989) (29 U.S.C. 206 and 41 U.S.C. 351, et seq.).

[ ] (3) 52.222-43, Fair Labor Standards Act and Service Contract Act-Price Adjustment (Multiple Year and Option Contracts) (May 1989) (29 U.S.C. 206 and 41 U.S.C. 351, et seq.).

[ ] (4) 52.222-44, Fair Labor Standards Act and Service Contract Act-Price Adjustment (Feb 2002) (29 U.S.C. 206 and 41 U.S.C. 351, et seq.).

[ ] (5) 52.222-47, SCA Minimum Wages and Fringe Benefits Applicable to Successor Contract Pursuant to Predecessor Contractor Collective Bargaining Agreements (CBA) (May 1989) (41 U.S.C. 351, et seq.).

     (d) Comptroller General Examination of Record. The Contractor shall comply with the provisions of this paragraph (d) if this contract was awarded using other than sealed bid, is in excess of the simplified acquisition threshold, and does not contain the clause at 52.215-2, Audit and Records-Negotiation.

          (1) The Comptroller General of the United States, or an authorized representative of the Comptroller General, shall have access to and right to examine any of the Contractor's directly pertinent records involving transactions related to this contract.

          (2) The Contractor shall make available at its offices at all reasonable times the records, materials, and other evidence for examination, audit, or reproduction, until 3 years after final payment under this contract or for any shorter period specified in FAR Subpart 4.7, Contractor Records Retention, of the other clauses of this contract. If this contract is completely or partially terminated, the records relating to the work terminated shall be made available for 3 years after any resulting final termination settlement. Records relating to appeals under the disputes clause or to litigation or the settlement of claims arising under or relating to this contract shall be made available until such appeals, litigation, or claims are finally resolved.

          (3) As used in this clause, records include books, documents, accounting procedures and practices, and other data, regardless of type and regardless of form. This does not require the Contractor to create or maintain any record that the Contractor does not maintain in the ordinary course of business or pursuant to a provision of law.

     (e)  (1) Notwithstanding the requirements of the clauses in paragraphs (a),
          (b), (c), and (d) of this clause, the Contractor is not required to flow down any FAR clause, other than those in paragraphs (i) through
          (vii) of this paragraph in a subcontract for commercial items. Unless otherwise indicated below, the extent of the flow down shall be as required by the clause-

               (i) 52.219-8, Utilization of Small Business Concerns (May 2004) (15 U.S.C. 637(d)(2) and (3)), in all subcontracts that offer further subcontracting opportunities. If the subcontract (except subcontracts to small business concerns) exceeds $500,000 ($1,000,000 for construction of any public facility), the subcontractor must include 52.219-8 in lower tier subcontracts that offer subcontracting opportunities.

               (ii) 52.222-26, Equal Opportunity (Apr 2002) (E.O. 11246).

               (iii) 52.222-35, Equal Opportunity for Special Disabled Veterans,
                    Veterans of the Vietnam Era, and Other Eligible Veterans (Dec 2001) (38 U.S.C. 4212).

               (iv) 52.222-36, Affirmative Action for Workers with Disabilities
                    (June 1998) (29 U.S.C. 793).

               (v) 52.222-39, Notification of Employee Rights Concerning Payment of Union Dues or Fees (DEC 2004) (E.O. 13201)

               (vi) 52.222-41, Service Contract Act of 1965, as Amended (May
                    1989), flow down required for all subcontracts subject to the Service Contract Act of 1965 (41 U.S.C. 351, et seq.).

               (vii) 52.247-64, Preference for Privately Owned U.S.-Flag
                    Commercial Vessels (Apr 2003) (46 U.S.C. Appx 1241 and 10 U.S.C. 2631). Flow down required in accordance with paragraph (d) of FAR clause 52.247-64.

          (2) While not required, the contractor may include in its subcontracts for commercial items a minimal number of additional clauses necessary to satisfy its contractual obligations.

                                 (End of clause)

Alternate I (Feb 2000). As prescribed in 12.301(b)(4), delete paragraph (d) from the basic clause, redesignate paragraph (e) as paragraph (d), and revise the reference to "paragraphs (a), (b), (c), or (d) of this clause" in the redesignated paragraph (d) to read "paragraphs (a), (b), and (c) of this clause".

FAR 52.233-2 SERVICE OF PROTEST (8-96)
             [Reference FAR 33.106]

     (a) Protests as defined in Section 33.101 of the Federal Acquisition Regulation, that are filed directly with an agency, and copies of any protests that are filed with the General Accounting Office (GAO) shall be served on the Contracting Officer (addressed as follows) by obtaining written and dated acknowledgment of receipt from:

               Linda L. Collins
               Contracting Officer
               GSA
               Energy Center of Expertise (WPE)
               301 7th Street, SW, Room 4004
               Washington, DC 20407

     (b) The copy of any protest shall be received in the office designated above within one day of filing a protest with the GAO.

                                 (End of Clause)

     52.212-3 OFFEROR REPRESENTATIONS AND CERTIFICATION --  COMMERCIAL ITEMS

              As prescribed in FAR 12.301(b)(2)

OFFEROR REPRESENTATIONS AND CERTIFICATION - COMMERCIAL ITEMS (JAN 2005)

An offeror shall complete only paragraph (j) of this provision if the offeror has completed the annual representations and certifications electronically at http://orca.bpn.gov. If an offeror has not completed the annual representations and certifications electronically at the ORCA website, the offeror shall complete only paragraphs (b) through (i) of this provision.

(a) Definitions. As used in this provision:

"Emerging small business" means a small business concern whose size is no greater than 50 percent of the numerical size standard for the NAICS code designated.

"Forced or indentured child labor" means all work or service -

(1) Exacted from any person under the age of 18 under the menace of any penalty for its nonperformance and for which the worker does not offer himself voluntarily; or

(2) Performed by any person under the age of 18 pursuant to a contract the enforcement of which can be accomplished by process or penalties.

"Service-disabled" veteran-owned small business concern" -

(1) Means a small business concern -

(i) Not less than 51 percent of which is owned by one or more service-disabled veterans or, in the case of any publicly owned business, not less than 51 percent of the stock of which is owned by one or more service-disabled veterans; and

(ii) The management and daily business operations of which are controlled by one or more service-disabled veterans or, in the case of a veteran with permanent and severe disability, the spouse or permanent caregiver of such veteran.

(2) Service-disabled veteran means a veteran, as defined in 38 U.S.C. 101(2), with a disability that is service-connected, as defined in 38 U.S.C. 101(16).

"Small business concern" means a concern, including its affiliates, that is independently owned and operated, not dominant in the field of operation in which it is bidding on Government contracts, and qualified as a small business under the criteria in 13 CFR part 121 and size standards in this solicitation.

"Veteran-owned small business concern" means a small business concern -

(1) Not less than 51 percent of which is owned by one or more veterans (as defined at 38 U.S.C. 101(2)) or, in the case of any publicly owned business, not less than 51 percent of the stock of which is owned by one or more veterans; and

(2) The management and daily business operations of which are controlled by one or more veterans.

"Women-owned business concern" means a concern which is at least 51 percent owned by one or more women; or in the case of any publicly owned business, at least 51 percent of its stock is owned by one or more women; and whose management and daily business operations are controlled by one or more women.

"Women-owned small business concern" means a small business concern -

(1) That is at least 51 percent owned by one or more women; or, in the case of any publicly owned business, at least 51 percent of the stock of which is owned by one or more women; and

(2) Whose management and daily business operations are controlled by one or more women.

(b) Taxpayer Identification Number (TIN) (26 U.S.C. 6109, 31 U.S.C. 7701). (Not applicable if the offeror is required to provide this information to a central Contractor registration database to be eligible for award.)

(1) All offerors must submit the information required in paragraphs (b)(3) through (b)(5) of this provision to comply with debt collection requirements of 31 U.S.C. 7701(c) and 3325(d), reporting requirements of 26 U.S.C. 6041, 6041A, and 6050M, and implementing regulations issued by the Internal Revenue Service
(IRS).

(2) The TIN may be used by the Government to collect and report on any delinquent amounts arising out of the offeror's relationship with the Government (31 U.S.C. 7701(c)(3)). If the resulting contract is subject to the payment reporting requirements described in FAR 4.904, the TIN provided hereunder may be matched with IRS records to verify the accuracy of the offeror's TIN.

(3) Taxpayer Identification Number (TIN).

[X] TIN: 04-3474959.

[ ] TIN has been applied for.

[ ] TIN is not required because:

[ ] Offeror is a nonresident alien, foreign corporation, or foreign partnership that does not have income effectively connected with the conduct of a trade or business in the United States and does not have an office or place of business or a fiscal paying agent in the United States;

[ ] Offeror is an agency or instrumentality of a foreign government;

[ ] Offeror is an agency or instrumentality of the Federal Government.

(4) Type of organization.

[ ] Sole proprietorship;

[ ] Partnership;

[X] Corporate entity (not tax-exempt);

[ ] Corporate entity (tax-exempt);

[ ] Government entity (Federal, State, or local);

[ ] Foreign government;

[ ] International organization per 26 CFR 1.6049-4:

[ ] Other __________________.

(5) Common parent.

[X] Offeror is not owned or controlled by a common parent;

[ ] Name and TIN of common parent:

Name                                                 .
     ------------------------------------------------
TIN                                                  .
     ------------------------------------------------

(c) Offeror must complete the following representations when the resulting contract is to be performed inside the United States, its territories or possessions, Puerto Rico, the Trust Territory of the Pacific Islands, or the District of Columbia. Check all that apply.

(1) Small business concern. The offeror represents as part of its offer that it [X] is, [ ] is not a small business concern.

(2) Veteran-owned small business concern. [Complete only if the offeror represented itself as a small business concern in paragraph (c)(1) of this provision.] The offeror represents as part of its offer that it [ ] is, [X] is not a veteran-owned small business concern.

(3) Service-disabled veteran-owned small business concern. [Complete only if the offeror represented itself as a veteran-owned small business concern in paragraph (c)(2) of this provision.] The offeror represents as part of its offer that it [ ] is, [X] is not a service-disabled veteran-owned small business concern.

(4) Small disadvantaged business concern. [Complete only if the offeror represented itself as a small business concern in paragraph (c)(1) of this provision.] The offeror represents, for general statistical purposes, that it [ ] is, [X] is not a small disadvantaged business concern as defined in 13 CFR 124.1002.

(5) Women-owned small business concern. [Complete only if the offeror represented itself as a small business concern in paragraph (c)(1) of this provision.] The offeror represents that it [ ] is, [X] is not a women-owned small business concern.

NOTE: Complete paragraphs (c)(6) and (c)(7) only if this solicitation is expected to exceed the simplified acquisition threshold.

(6) Women-owned business concern (other than small business concern). [Complete only if the offeror is a women-owned business concern and did not represent itself as a small business concern in paragraph (c)(1) of this provision.] The offeror represents that it [ ] is a women-owned business concern.

(7) Tie bid priority for labor surplus area concerns. If this is an invitation for bid, small business offerors may identify the labor surplus areas in which costs to be incurred on account of manufacturing or production (by offeror or first-tier SubContractors) amount to more than 50 percent of the contract price: __________________.

(8) Small Business Size for the Small Business Competitiveness Demonstration Program and for the Targeted Industry Categories under the Small Business Competitiveness Demonstration Program. (Complete only if the offeror has represented itself to be a small business concern under the size standards for this solicitation.)

(i) [Complete only for solicitations indicated in an addendum as being set-aside for emerging small businesses in one of the four designated industry groups
(DIGs).] The offeror represents as part of its offer that it [ ] is, [ ] is not an emerging small business

(ii) [Complete only for solicitations indicated in an addendum as being for one of the targeted industry categories (TICs) or four designated industry groups
(DiGs).]

Offeror represents as follows:

(A) Offeror's number of employees for the past 12 months (check the Employees column if size standard stated in the solicitation is expressed in terms of number of employees); or

(B) Offeror's average annual gross revenue for the last 3 fiscal years (check the Average Annual Gross Number of Revenues column if size standard stated in the solicitation is expressed in terms of annual receipts).

(Check one of the following):

Number of Employees   Average Annual Gross Revenues
-------------------   -----------------------------
[ ] 50 or fewer       [ ] $1 million or less
[ ] 51-100            [ ] $1,000,001-$2 million
[ ] 101-250           [X] $2,000,001-$3.5 million
[ ] 251-500           [ ] $3,500,001-$5 million
[ ] 501-750           [ ] $5,000,001-$10 million
[ ] 751-1,000         [ ] $10,000,001-$17 million
[ ] Over 1,000        [ ] Over $17 million

(9) [Complete only if the solicitation contains the clause at FAR 52.219-23, Notice of Price Evaluation Adjustment for Small Disadvantaged Business Concerns, or FAR 52.219-25, Small Disadvantaged Business Participation
Program-Disadvantaged Status and Reporting, and the offeror desires a benefit based on its disadvantaged status.]

(i) General. The offeror represents that either -

(A) It [ ] is, [X] is not certified by the Small Business Administration as a small disadvantaged business concern and identified, on the date of this representation, as a certified small disadvantaged business concern in the database maintained by the Small Business Administration (PRO-Net), and that no material change in disadvantaged ownership and control has occurred since its certification, and, where the concern is owned by one or more individuals claiming disadvantaged status, the net worth of each individual upon whom the certification is based does not exceed $750,000 after taking into account the applicable exclusions set forth at 13 CFR 124.104(c)(2); or

(B) It [ ] has, [X] has not submitted a completed application to the Small Business Administration or a Private Certifier to be certified as a small disadvantaged business concern in accordance with 13 CFR 124, Subpart B, and a decision on that application is pending, and that no material change in disadvantaged ownership and control has occurred since its application was submitted.

(ii) [ ] Joint Ventures under the Price Evaluation Adjustment for Small Disadvantaged Business Concerns. The offeror represents, as part of its offer, that it is a joint venture that complies with the requirements in 13 CFR 124.1002(f) and that the representation in paragraph (c)(9)(i) of this provision is accurate for the small disadvantaged business concern that is participating in the joint venture. [The offeror shall enter the name of the small disadvantaged business concern that is participating in the joint venture:
__________________.]

(d) Representations required to implement provisions of Executive Order 11246 --

(1) Previous contracts and compliance. The offeror represents that -

(i) It [X] has, [ ] has not participated in a previous contract or subcontract subject to the Equal Opportunity clause of this solicitation; and

(ii) It [X] has, [ ] has not filed all required compliance reports.

(2) Affirmative Action Compliance. The offeror represents that -

(i) It [X] has developed and has on file, [ ] has not developed and does not have on file, at each establishment, affirmative action programs required by rules and regulations of the Secretary of Labor (41 CFR parts 60-1 and 60-2), or

(ii) It [ ] has not previously had contracts subject to the written affirmative action programs requirement of the rules and regulations of the Secretary of Labor.

(e) Certification Regarding Payments to Influence Federal Transactions (31 U.S.C. 1352). (Applies only if the contract is expected to exceed $100,000.) By submission of its offer, the offeror certifies to the best of its knowledge and belief that no Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress or an employee of a Member of Congress on his or her behalf in connection with the award of any resultant contract.

(f) Buy American Act-Balance of Payments, Program Certificate. (Applies only if the clause at Federal Acquisition Regulation (FAR) 52.225-1, Buy American Act-Balance of Payments Program-Supplies, is included in this solicitation.)

(1) The offeror certifies that each end product, except those listed in paragraph (f)(2) of this provision, is a domestic end product as defined in the clause of this solicitation entitled "Buy American Act-Balance of Payments Program-Supplies" and that the offeror has considered components of unknown origin to have been mined, produced, or manufactured outside the United States. The offeror shall list as foreign end products those end products manufactured in the United States that do not qualify as domestic end products.

(2) Foreign End Products:

Line Item No.         Country of Origin
-------------         -----------------

------------          -----------------

------------          -----------------

------------          -----------------

[List as necessary]

(3) The Government will evaluate offers in accordance with the policies and procedures of FAR Part 25.

(g) (1) Buy American Act-North American Free Trade Agreement-Israeli Trade Act-Balance of Payments Program Certificate: (Applies only if the clause at FAR 52.225-3, Buy American Act-North American Free Trade Agreement-Israeli Trade Act-Balance of Payments Program, is included in this solicitation.)

(i) The offeror certifies that each end product, except those listed in paragraph (g)(1)(ii) or (g)(1)(iii) of this provision, is a domestic end product as defined in the clause of this solicitation entitled "Buy American Act-North American Free Trade Agreement-Israeli Trade Act-Balance of Payments Program" and that the offeror has considered components of unknown origin to have been mined, produced, or manufactured outside the United States.

(ii) The offeror certifies that the following supplies are end products of Australia, Canada, Chile, Mexico, or Singapore. or Israeli end products as defined in the clause of this solicitation entitled "Buy American Act-Free Trade Agreements-Israeli Trade Act":

End Products of Australia, Canada, Chile, Mexico, or Singapore or Israeli End
Products:

Line Item No.   Country of Origin
-------------   -----------------

-------------   -----------------

-------------   -----------------

-------------   -----------------

[List as necessary]

(iii) The offeror shall list those supplies that are foreign end products (other than those listed in paragraph (g)(1)(ii) of this provision) as defined in the clause of this solicitation entitled "Buy American Act-North America Free Trade Agreement-Israel Trade Act-Balance of Payments Program." The offeror shall list as other foreign end products those end products manufactured in the United States that do not qualify as domestic end products.

Other Foreign End products:

Line Item No.   Country of Origin
-------------   -----------------

-------------   -----------------

-------------   -----------------

-------------   -----------------

[List as necessary]

(iv) The Government will evaluate offers in accordance with the policies and procedures of FAR Part 25.

(2) Buy American Act-North American Free Trade Agreements-Israeli Trade Act-Balance of Payments Program Certificate, Alternate I (Feb 2000). If Alternate I to the clause at FAR 52.225-3 is included in this solicitation, substitute the following paragraph (g)(1)(ii) for paragraph (g)(1)(ii) of the basic provision: (g)(1)(ii) The offeror certifies that the following supplies are Canadian end products as defined in the clause of this solicitation entitled "Buy American Act-North American Free Trade Agreement-Israeli Trade Act-Balance of Payments Program":

Canadian End Products:

Line Item No.

---------------

---------------

---------------

[List as necessary]

(3) Buy American Act-North American Free Trade Agreements-Israeli Trade Act-Balance of Payments Program Certificate, Alternate II (Feb 2000). If Alternate II to the clause at FAR 52.225-3 is included in this solicitation, substitute the following paragraph (g)(1)(ii) for paragraph (g)(1)(ii) of the basic provision:

(g) (1)(ii) The offeror certifies that the following supplies are Canadian end products or Israeli end products as defined in the clause of this solicitation entitled "Buy American Act-North American Free Trade Agreement-Israeli Trade Act-Balance of Payments Program":

Canadian or Israeli End Products:

Line Item No.   Country of Origin
-------------   -----------------
-------------   -----------------

-------------   -----------------

-------------   -----------------

[List as necessary]

(4) Trade Agreements Certificate. (Applies only if the clause at FAR 52.225-5, Trade Agreements, is included in this solicitation.)

(i) The offeror certifies that each end product, except those listed in paragraph (g)(4)(ii) of this provision, is a U.S: made or designated country end product. as defined in the clause of this solicitation entitled "Trade Agreements."

(ii) The offeror shall list as other end products those end products that are not U.S.-made or designated country end products. Other End Products:

Line Item No.   Country of Origin
-------------   -----------------

-------------   -----------------

-------------   -----------------

-------------   -----------------

[List as necessary]

(iii) The Government will evaluate offers in accordance with the policies and procedures of FAR Part 25. For line items covered by the WTO GPA, the Government will evaluate offers of U.S.-made or designated country end products without regard to the restrictions of the Buy American Act. The

Government will consider for award only offers of U.S.-made or designated country end products unless the Contracting Officer determines that there are no offers for such products or that the offers for such products are insufficient to fulfill the requirements of the solicitation.

(h) Certification Regarding Debarment, Suspension or Ineligibility for Award (Executive Order 12549). (Applies only if the contract value is expected to exceed the simplified acquisition threshold.) The offeror certifies, to the best of its knowledge and belief, that the offeror and/or any of its principals -

(1) [ ] Are, [X] are not presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal agency; and

(2) [ ] Have, [X] have not, within a three-year period preceding this offer, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a Federal, stale or local government contract or subcontract; violation of Federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; and

(3) [ ] Are, [X] are not presently indicted for, or otherwise criminally or civilly charged by a Government entity with, commission of any of these offenses.

(i) Certification Regarding Knowledge of Child Labor for Listed End Products (Executive Order 13126). [The Contracting Officer must list in paragraph (i)(1) any end products being acquired under this solicitation that are included in the List of Products Requiring Contractor Certification as to Forced or Indentured Child Labor, unless excluded at 22.1503(b).]

(1) Listed end products.

Listed End Product   Listed Countries of Origin
------------------   --------------------------

------------------   --------------------------

------------------   --------------------------

------------------   --------------------------

(2) Certification. [If the Contracting Officer has identified end products and countries of origin in paragraph (i)(1) of this provision, then the offeror must certify to either (i)(2)(i) or (i)(2)(ii) by checking the appropriate block.]

[X] (i) The offeror will not supply any end product listed in paragraph (i)(1) of this provision that was mined, produced, or manufactured in the corresponding country as listed for that product.

[ ] (ii) The offeror may supply an end product listed in paragraph (i)(1) of this provision that was mined, produced, or manufactured in the corresponding country as listed for that product. The offeror certifies that it has made a good faith effort to determine whether forced or indentured child labor was used to mine, produce, or manufacture any such end product furnished under this contract. On the basis of those efforts, the offeror certifies that it is not aware of any such use of child labor.

ALTERNATE I (Feb 2002). As prescribed in 12.301(b)(2), add the following paragraph (c)(10) to the basic provision:

(10) (Complete if the offeror has represented itself as disadvantaged in paragraph (c)(4) or (c)(9) of this provision.)

[The offeror shall check the category in which its ownership falls]:

[ ] Black American.

[ ] Hispanic American.

[ ] Native American (American Indians, Eskimos, Aleuts, or Native Hawaiians).

[ ] Asian-Pacific American (persons with origins from Burma, Thailand, Malaysia, Indonesia, Singapore, Brunei, Japan, China, Taiwan, Laos, Cambodia (Kampuchea), Vietnam, Korea, The Philippines, U.S. Trust Territory of the Pacific Islands (Republic of Palau), Republic of the Marshall Islands, Federated States of Micronesia, the ECOE of the Northem Mariana Islands, Guam, Samoa, Macao. Hong Kong, Fiji, Tonga, Kiribati, Tuvalu, or Nauru).

[ ] Subcontinent Asian (Asian-Indian) American (persons with origins from India, Pakistan, Bangladesh, Sri Lanka, Bhutan, the Maldives Islands, or Nepal).

[ ] Individual/concern, other than one of the preceding.

ALTERNATE II (Oct 2000). As prescribed in 12.301(b)(2), add the following paragraph (c)(9)(iii) to the basic provision:

(iii) Address. The offeror represents that its address [ ] is, [ ] is not in a region for which a small disadvantaged business procurement mechanism is authorized and its address has not changed since its certification as a small disadvantaged business concern or submission of its application for certification. The list of authorized small disadvantaged business procurement mechanisms and regions is posted at http://www.arnet.gov/References/sdbadjustments.htm. The offeror shall use the list in effect on the date of this solicitation. "Address," as used in this provision, means the address of the offeror as listed on the Small Business Administration's register of small disadvantaged business concerns or the address on the completed application that the concern has submitted to the Small Business Administration or a Private Certifier in accordance with 13 CFR part 124, subpart B. For joint ventures, "address" refers to the address of the small disadvantaged business concern that is participating in the joint venture.

ALTERNATE III (OCT 2000). As prescribed in 12.301(b)(2), add the following paragraph (c)(11) to the basic provision:

(11) HUBZone small business concern. [Complete only if the offeror represented itself as a small business concern in paragraph (c)(1) of this provision.] The offeror represents as part of its offer that

(i) It [ ] is, [X] is not a HUBZone small business concern listed, on the date of this representation, on the list of Qualified HUBZone Small Business Concerns maintained by the Small Business Administration, and no material change in ownership and control, principal place of ownership, or HUBZone employee percentage has occurred since it was certified by the Small Business Administration in accordance with 13 CFR part 126; and

(ii) It [ ] is, [X] is not a joint venture that complies with the requirements of 13 CFR part 126, and the representation in paragraph (c)(11)(i) of this provision is accurate for the HUBZone small business concern or concerns that are participating in the joint venture. [The offeror shall enter the name or names of the HUBZone small business concern or concerns that are participating in the joint venture: ______________________.]

Each HUBZone small business concern participating in the joint venture shall submit a separate signed copy of the HUBZone representation.

The GSA does not view the following appendices as germane to the contract and does not deem them to be included as part of the contract.

APPENDIX                DESCRIPTION
--------------------------------------------------------------------------------
Appendix B              Press releases regarding the procurement and recent
                        awards regarding the State of Maryland
--------------------------------------------------------------------------------
Appendix C              List of auctions that meet requirements for bid
--------------------------------------------------------------------------------
Appendix D              List of awards for electricity and natural gas
                        procurements
--------------------------------------------------------------------------------
Appendix E              List of suppliers registered on the platform
--------------------------------------------------------------------------------
Appendix F              Detailed information regarding the number of utilities
                        and states client accounts have been served in based on
                        energy supply contract awards through the Company's
                        real-time, online reverse auction platform
--------------------------------------------------------------------------------
Appendix G              An example of the Company's price to beat analysis
                        calculated at the individual account level
--------------------------------------------------------------------------------